UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
___________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant
Filed by a Party other than the Registrant
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  Preliminary Proxy Statement
  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to §240.14a-12
BLUE OWL CAPITAL INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Blue Owl Capital Inc.
399 Park Avenue, 38th Floor
New York, NY 10022
April 21, 2022
Dear Shareholder,
You are cordially invited to attend the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Blue Owl Capital Inc. (“Blue Owl” or the “Company”) to be held on June 10, 2022, at 11:00 a.m. Eastern Time, virtually at www.virtualshareholdermeeting.com/OWL2022. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.
The agenda for the Annual Meeting includes:
•the election of Class I Directors for three-year terms expiring in 2025 (Proposal 1);
•the ratification of KPMG LLP as our independent registered public accounting firm for our 2022 fiscal year (Proposal 2);
•consideration and vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for our 2021 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3); and
•consideration and vote on a non-binding advisory determination of the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a “say-on-frequency” proposal) (Proposal 4).
The board of directors (the “Board”) recommends a vote FOR the election of each of the director nominees listed herein, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, FOR the approval, on a non-binding advisory basis, of compensation paid to our named executive officers and to recommend holding the say-on-pay vote ONCE EVERY THREE YEARS.
Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all shareholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card. Instructions for voting can be found on your notice of internet availability or proxy card. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
If you hold shares of the Company’s common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares, or obtain a proxy in your name from your broker, bank or other nominee.
On behalf of the Company and our Board, I would like to express our appreciation for your ongoing interest in Blue Owl Capital Inc.
Sincerely,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board

Blue Owl Capital Inc.
399 Park Avenue, 38th Floor
New York, NY 10022
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 10, 2022

TIME	11:00 a.m. Eastern Time
VIRTUAL MEETING DETAILS	www.virtualshareholdermeeting.com/OWL2022
ITEMS OF BUSINESS	(1)
To elect the existing Class I Directors for three-year terms expiring at the 2025 Annual Meeting of Shareholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2022 fiscal year (Proposal 2).
(3)
To approve, by non-binding advisory vote, the compensation paid to our named executive officers for our 2021 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

	(4)	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a “say-on-frequency” proposal) (Proposal 4).
	(5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a shareholder of record at the close of business on April 20, 2022.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling (800) 690-6903 or (800) 454-8683, or to complete and return a proxy card (no postage is required).

The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 10, 2022: As permitted by rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our shareholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2021 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.
By Order of the Board of Directors,

/s/ Neena A. Reddy
Neena A. Reddy
General Counsel and Secretary
New York, New York
April 21, 2022

`TABLE OF CONTENTS

SELECTED DEFINITIONS

Annual Report	Refers to our annual report filed with the SEC on Form 10-K on February 28, 2022.

Altimar	Refers to Altimar Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company.

Altimar Founders	Refers to Altimar Sponsor and certain equityholders of Altimar.

Altimar Sponsor	Refers to Altimar Sponsor LLC, a Delaware limited liability company.

our BDCs	Refers to our business development companies, as regulated under the Investment Company Act of 1940, as amended: Owl Rock Capital Corporation (NYSE: ORCC) (“ORCC”), Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Capital Corporation III (“ORCC III”), Owl Rock Technology Finance Corp. (“ORTF”), Owl Rock Technology Finance Corp. II (“ORTF II”), Owl Rock Core Income Corp. (“ORCIC”) and Owl Rock Technology Income Corp. (“ORTIC”).

Blue Owl, the Company, the firm, we, us, and our	Refers to the Registrant and its consolidated subsidiaries.

Blue Owl Advisers	Refers to the Dyal Advisers, Owl Rock Advisers, Oak Street Advisers, Wellfleet Adviser and any future affiliated investment adviser.

Blue Owl Carry	Refers to Blue Owl Capital Carry LP.

Blue Owl GP	Refers collectively to Blue Owl Capital Holdings GP LLC and Blue Owl Capital GP LLC, which are directly or indirectly wholly owned subsidiaries of the Registrant that hold the Registrants interests in the Blue Owl Operating Partnerships.

Blue Owl Holdings	Refers to Blue Owl Capital Holdings LP.

Blue Owl Operating Partnerships	Refers to Blue Owl Carry and Blue Owl Holdings, collectively.

Business Combination	Refers to the transactions contemplated by the Business Combination Agreement, which were completed on May 19, 2021.

Business Combination Agreement or BCA	Refers to the agreement dated as of December 23, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among Altimar Acquisition Corporation, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC.

Class A Shares	Refers to the Class A common stock, par value $0.0001 per share, of the Registrant.

Class B Shares	Refers to the Class B common stock, par value $0.0001 per share, of the Registrant.

Class C Shares	Refers to the Class C common stock, par value $0.0001 per share, of the Registrant.

Class D Shares	Refers to the Class D common stock, par value $0.0001 per share, of the Registrant.

Class E Shares	Refers to the Class E common stock, par value $0.0001 per share, of the Registrant.

Direct Lending	Refers to our Direct Lending products, which offer private credit solutions to middle-market companies through four investment strategies: diversified lending, technology lending, first lien lending and opportunistic lending. Direct Lending products are managed by the Owl Rock division of Blue Owl.

Dyal Advisers	Refers to Dyal Advisors LLC, which is registered as an investment adviser with the SEC, and its relying advisers, including Dyal IV Advisors LLC.

Dyal Capital	Refers to the Dyal Capital Partners business, which was acquired from Neuberger Berman Group LLC in connection with the Business Combination, and is now a division of Blue Owl.

Dyal Equityholders	Refers to Neuberger, the Dyal Principals, and any other former holders of Dyal equity interests.

Dyal Principals	Refers to Michael Rees, Sean Ward and Andrew Laurino.

Financial Statements	Refers to our consolidated and combined financial statements included in our Annual Report.

GP Capital Solutions	Refers to our GP Capital Solutions products, which primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms through three existing and one emerging investment strategies: GP minority equity investments, GP debt financing, professional sports minority investments and co-investments and structured equity. GP Capital Solutions products are managed by the Dyal Capital division of Blue Owl.

Key Individuals	Refers to Douglas I. Ostrover, Marc S. Lipschultz and Michael Rees.

Neuberger	Refers to Neuberger Berman Group LLC, a Delaware limited liability company.

NYSE	Refers to the New York Stock Exchange.

Oak Street	Refers to the investment advisory business of Oak Street Real Estate Capital, LLC that was acquired on December 29, 2021, and is now a division of Blue Owl.

Oak Street Acquisition	Refers to the acquisition of Oak Street completed on December 29, 2021.

Oak Street Advisers	Refers to Oak Street Real Estate Capital, LLC and Oak Street Seeding and Strategic Capital Holdings, LP, each of which is registered as an investment adviser with the SEC.

Owl Rock	Refers collectively to the combined businesses of Owl Rock Capital Group LLC (“Owl Rock Capital Group”) and Blue Owl Securities LLC (formerly, Owl Rock Capital Securities LLC), which was the predecessor of Blue Owl for accounting and financial reporting purposes. References to the Owl Rock division refer to Owl Rock Capital Group and its subsidiaries that manage our Direct Lending products.

Owl Rock Advisers	Refers to Owl Rock Capital Advisors LLC, Owl Rock Capital Private Funds Advisors LLC, Owl Rock Diversified Advisors LLC, Owl Rock Technology Advisors LLC, Owl Rock Technology Advisors II, LLC and Owl Rock Technology Opportunities Advisors, LLC, each of which is registered as an investment adviser with the SEC.

Owl Rock Equityholders	Refers to the Owl Rock Principals, Owl Rock Feeder and certain other third parties who formerly held direct and indirect equity interests in Owl Rock Capital.

Owl Rock Feeder	Refers to Owl Rock Capital Feeder LLC, a Delaware limited liability company.

Owl Rock Principals	Refers to Douglas I. Ostrover, Marc S. Lipschultz, Craig W. Packer and Alan J. Kirshenbaum.

Partner Manager	Refers to alternative asset management firms in which the GP Capital Solution products invest.

Principals
Refers to our founders and senior members of management who hold, or in the future may hold, Class B Shares and Class D Shares. Class B Shares and Class D Shares collectively represent 80% of the total voting power of all shares.

Real Estate	Refers, unless context indicates otherwise, to our Real Estate products, which primarily focus on providing investors with predictable current income, and potential for appreciation, while focusing on limiting downside risk through a unique net lease platform. Real Estate products are managed by the Oak Street division of Blue Owl.

Registrant	Refers to Blue Owl Capital Inc.

SEC	Refers to the U.S. Securities and Exchange Commission.

Tax Receivable Agreement or TRA	Refers to the Amended and Restated Tax Receivable Agreement, dated as of October 22, 2021, as may be amended from time to time by and among the Registrant, Blue Owl Capital GP LLC, the Blue Owl Operating Partnerships and each of the Partners (as defined therein) party thereto.

Wellfleet Adviser	Refers to Wellfleet Credit Partners, LLC, which is registered as an investment adviser with the SEC.

Blue Owl Capital Inc.
399 Park Avenue, 38th Floor
New York, NY 10022
PROXY STATEMENT
2022 ANNUAL MEETING OF SHAREHOLDERS
The board of directors (the “Board”) of Blue Owl Capital Inc., a Delaware corporation (the “Company,” “Blue Owl,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on June 10, 2022, beginning at 11:00 a.m. Eastern Time electronically at www.virtualshareholdermeeting.com/OWL2022, and at any adjournment or postponement thereof. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our shareholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our shareholders, on or about April 21, 2022. For those shareholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card, and our 2021 Annual Report on Form 10-K (the “Annual Report”) on or about April 21, 2022. The information regarding stock ownership and other matters in this proxy statement is as of April 20, 2022 (the “Record Date”), unless otherwise indicated.
What may I vote on?
You may vote on the following proposals:
•the election of directors for three-year terms expiring at the 2025 Annual Meeting of Shareholders once their respective successors have been duly elected and qualified, or until their earlier resignation or removal (“Proposal 1”);
•the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2022 fiscal year (“Proposal 2”);
•consideration and vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers (“NEOs”) for our 2021 fiscal year, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (“Proposal 3”); and
•consideration and vote on a non-binding advisory determination of the frequency of future advisory votes on the compensation paid to our NEOs (commonly known as a “say-on-frequency” proposal) (“Proposal 4”).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED HEREIN; FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2022 FISCAL YEAR, FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”) AND TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS (“SAY-ON-FREQUENCY”).
Who may vote?
Shareholders of record of our Class A Shares, Class B Shares, Class C Shares, and Class D Shares are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. The Record Date for determination of shareholders entitled to vote at the Annual Meeting is the close of business on April 20, 2022. As of the Record Date, there were 407,639,908 Class A Shares outstanding, zero Class B Shares outstanding, 670,147,025 Class C Shares outstanding, and 319,132,127 Class D Shares outstanding.
Holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares vote as a single class on all matters presented to the Company’s shareholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law. Holders of our Class A Shares and Class C Shares are entitled to one vote for each share held of record by such holder on all matters on which shareholders generally are entitled to vote. Together, the Class B Shares and Class D Shares represent, and until such time as the Owl Rock Principals and the Dyal Principals own less than 25% of their aggregate ownership as of immediately after the closing of the Business Combination (the “Sunset Date”) will continue to represent, 80% of the total voting power of all shares of capital stock of Blue Owl (including shares issued in the future) until the Sunset Date. On the Sunset Date, all Class B Shares and Class D Shares will automatically convert into Class A Shares or Class C Shares, respectively. Accordingly, until the Sunset Date, the Owl Rock Principals and Dyal Principals will hold 80% of the voting control of our outstanding capital stock, by virtue of their ownership of Class B and Class D Shares and, as a result, will have the power to elect a majority of Blue Owl’s directors. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class A Shares and Class C Shares, as applicable, is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies. For information about the holders of our Class B Shares, Class C Shares and Class D Shares, please see “Corporate Governance and Other Board Information—Controlled Company Exemption.”
How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice. If you are attending the Annual Meeting electronically at www.virtualshareholdermeeting.com/OWL2022, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Shareholders of Record
If your Class A Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and Computershare Inc., you are considered a shareholder of record with respect to those shares. As a shareholder of record, you have the right to vote by proxy.
You may vote by proxy in any of the following three ways:
•Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
•Phone. Call Broadridge Financial Solutions, Inc. by using any touch-tone telephone to transmit your voting instructions. Call (800) 690-6903 if you hold shares in your own name and (800) 454-8683 for shares held through a broker. Have your proxy card in hand when you call.
•Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote. However, for those who will not be voting electronically at www.virtualshareholdermeeting.com/OWL2022 at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on June 9, 2022.
Beneficial Owners
Most of our shareholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank or other nominee on how to vote your shares. Unless you provide specific voting instructions, your broker, bank or other nominee will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2022 fiscal year), but not with respect to Proposal 1 (the election of directors), Proposal 3 (the say-on-pay proposal), or Proposal 4 (the say-on-frequency proposal) as more fully described under “What is a broker ‘non-vote’?” below.
Can I change my vote?
Yes. If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•sending a letter to us stating that your proxy is revoked;
•signing a new proxy and sending it to us; or
•attending the Annual Meeting and voting.
Beneficial owners should contact their broker, bank or other nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. The shareholders holding a majority of the voting power of the outstanding stock of the class or classes entitled to vote, represented either in person or by proxy, shall constitute a quorum for the purposes of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
Election of Directors:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 1 (election of directors). At the Annual Meeting, a “FOR” vote by a plurality of votes cast is required for the election of directors. For this purpose, the three director nominees receiving the highest number of shares voted “FOR” their election will be elected. Abstention votes and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees.
Other Proposals:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2022 fiscal year) and Proposal 3 (the say-on-pay proposal). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of these Proposals. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” a Proposal must exceed the number of votes cast “AGAINST” that Proposal. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for these Proposals.
You may vote “ONCE EVERY THREE YEARS,” “ONCE EVERY TWO YEARS,” “ONCE EVERY YEAR” or “ABSTAIN” with respect to Proposal 4 (the say-on-frequency proposal). A majority of the votes cast shall determine our shareholders’ recommendation, with regard to the frequency of future advisory votes on the compensation paid to our NEOs.

To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every three years, once every two years or once every year) to be the resulting recommendation, on a non-binding advisory basis, of our shareholders.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
Proposal 1 (the election and election of directors), Proposal 3 (the say-on-pay proposal) and Proposal 4 (the say-on-frequency proposal) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in Proposal 1, Proposal 3 and Proposal 4, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.
Proposal 3 (the ratification of KPMG as our independent registered public accounting firm for our 2022 fiscal year) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters without your specific voting instructions.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokers, banks and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of our common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact Blue Owl Capital Inc., Attn: Investor Relations, 399 Park Avenue, 38th Floor, New York, NY 10022, Email: OWLIR@blueowl.com, Telephone: (212) 419-3000.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure and the Nominees
Our Board is currently comprised of ten directors. Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2022, 2023 and 2024, respectively. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired.
In addition, in connection with the Business Combination, we entered into an investor rights agreement with the Owl Rock Equityholders, Dyal Equityholders and Neuberger (the “Investor Rights Agreement”). The Investor Rights Agreement grants the Owl Rock Equityholders, the Dyal Equityholders and Neuberger the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for additional information.
Each director shall hold office for the term for which such director is elected and thereafter until such director’s successor shall have been duly elected and qualified. Since there is no nominating committee, the entire Board participates in the consideration of director nominees. Except as otherwise expressly provided in the Certificate of Incorporation, the holders of our common stock are entitled to vote on all matters on which shareholders of a corporation are generally entitled to vote under the DGCL, including the election of our Board.
In connection with the Annual Meeting, the Board has nominated each of Messrs. Packer and Ward and Ms. Weeks for election as Class I directors (collectively, the “Nominees”), each for a three-year term expiring at our 2025 Annual Meeting of Shareholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Company’s Certificate of Incorporation and Bylaws (the “Organizational Documents”) provide that each director shall be elected by a plurality of the votes cast at a meeting of shareholders for the election of directors. Set forth below is information concerning our directors as of April 21, 2022, and the key experience, qualifications and skills they bring to the Board.
Directors and Nominees

Name	Age	Director Class	Serving Since	Positions Held
Craig W. Packer	55	I	May 2021	Director and Senior Managing Director
Sean Ward	43	I	May 2021	Director and Senior Managing Director
Dana Weeks	51	I	May 2021	Independent Director*
Claudia Holz	64	II	May 2021	Independent Director*
Marc S. Lipschultz	53	II	May 2021	Director and Co-President
Michael Rees	47	II	May 2021	Director and Co-President
Andrew S. Komaroff	53	III	May 2021	Director
Douglas I. Ostrover	59	III	May 2021	Chairman of the Board, Chief Executive Officer and Director
Stacy Polley	53	III	May 2021	Independent Director*
Marc Zahr	42	III	December 2021	Director and President of the Oak Street Division of Blue Owl

*    Our Board has determined that this director is independent for purposes of the New York Stock Exchange (“NYSE”) corporate governance listing requirements.

Nominees for Class I Directors (Term expires at the 2022 Annual Meeting of Shareholders)
Independent Director
Dana Weeks is the Chief Executive Officer and Co-Founder of MedTrans Go, a healthcare technology start-up based in Atlanta, GA. Prior to joining MedTrans Go, Ms. Weeks co-founded the Black Angel Tech Foundation, created to support and increase the number of underrepresented minorities in technology, and served in her role as President from April 2016 to September 2019. Ms. Weeks has also held positions at AT&T, Pfizer, and in several innovative entrepreneurial ventures. Ms. Weeks is a member of the Board of Trustees of The Westminster Schools of Atlanta, the Treasurer of the Atlanta Chapter of Jack & Jill, an advisory board member of Stride: Win Your Way, a sports optimization platform for coaches and athletes, and a Board Member for the Alliance Theater of Atlanta. She also serves on several Task Forces and Committees at both Stanford and Columbia Business School, including serving as a co-chair of the Stanford LEAD Council, a member of the Stanford Humanities & Sciences Council, and a founding member of the Women’s Circle at Columbia Business School. Ms. Weeks earned a B.A. with Honors from Stanford University and an MBA from Columbia Business School.
Ms. Weeks’ long and varied business career and valuable knowledge, in addition to her prior service as a director of the Company, position her well to serve on the Board.
Non-Independent Directors
Craig W. Packer is a Co-Founder and Senior Managing Director of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s Board of Directors. Mr. Packer is also a Co-Founder of Owl Rock Capital Partners, serves as Co-Chief Investment Officer and a member of the Executive Committees of the Owl Rock Advisers and President and Chief Executive Officer of each of the Owl Rock BDCs and is a member of the Owl Rock Investment Committees. In addition, Mr. Packer has served on the boards of the Company and ORCC since 2016, on the board of ORTF since 2018 and on the boards of ORCC III and on ORCIC since 2020. Prior to co-founding Owl Rock, Mr. Packer was Co-Head of Leveraged Finance in the Americas at Goldman, Sachs & Co. where he served on the Firmwide Capital Committee. Mr. Packer joined Goldman, Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named partner in 2008. Prior to joining Goldman Sachs, Mr. Packer was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as Treasurer and member of the Board of Trustees of Greenwich Academy, Co-Chair of the Honorary Board of Kids in Crisis, a non-profit organization that serves children in Connecticut, Board Member of the University of Virginia Athletics Foundation and is on the Foundation Board for the McIntire School of Commerce, University of Virginia. Mr. Packer earned a B.S. from the University of Virginia and an M.B.A. from Harvard Business School.
Mr. Packer’s knowledge of and extensive experience in investment management, leveraged finance and financial services give the Board valuable industry-specific knowledge and expertise on these and other matters, in addition to his prior service as a director of the Company, position him well to serve on the Board.
Sean Ward is a Senior Managing Director of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s Board of Directors. Mr. Ward also serves as a member of the Dyal Capital Partners Investment Team. Previously a Vice President at Lehman Brothers, Sean held several roles at Neuberger after it became an independent firm, including Senior Counsel for Neuberger’s alternatives business. Prior to joining Lehman Brothers, he was an associate at Covington & Burling LLP, where his practice focused on mergers and acquisitions, public and private securities offerings and credit transactions. Prior to Covington & Burling LLP, Sean worked at Davis Polk & Wardwell LLP in New York and London. Sean received his J.D., magna cum laude, from the Duke University School of Law and holds a B.A., magna cum laude, in Diplomatic History and Political Science from the University of Pennsylvania. Sean currently serves on the Leadership Council of Robert F. Kennedy Human Rights, a nonprofit focused on human rights issues and a “social good” approach to business and investment.
Mr. Ward’s knowledge of and extensive experience in investment management and public and private securities work, in addition to his prior service as a director of the Company, position him well to serve on the Board.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS.

CORPORATE GOVERNANCE AND OTHER BOARD INFORMATION
Composition of the Board of Directors
Our Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Our board of directors currently consists of ten members. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2022, 2023 and 2024, respectively. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.
In addition, in connection with the Business Combination, we entered into an investor rights agreement with the Owl Rock Equityholders, Dyal Equityholders and Neuberger. This agreement grants the Owl Rock Equityholders, the Dyal Equityholders and Neuberger the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for additional information.
During 2021, our Board held four formal meetings. Each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable. We encourage our directors to attend our Annual Meetings of Shareholders.
Board Leadership Structure
The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its shareholders for such offices to be separate or combined.

At the current time, we do not separate the roles of Chief Executive Officer and Chairman of the Board. Douglas Ostrover has served as the Chairman of our Board and Chief Executive Officer since the completion of the Business Combination. Our Board has determined that having the same individual hold both positions is in the best interests of Blue Owl and our shareholders and is consistent with good corporate governance for the following reasons:
•Our Chief Executive Officer is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing our Company.
•A single Chairman and Chief Executive Officer provides strong and consistent leadership for Blue Owl, without risking overlap or conflict of roles.
•Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its shareholders for Mr. Ostrover to serve as Chairman and Chief Executive Officer, considering the corporate governance practices that provide independent oversight of management.
Independent Directors
NYSE listing standards require that a majority of the board of directors be independent, subject to the controlled company exception, which applies to our Company (see below). An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. Claudia Holz, Stacy Polley and Dana Weeks are members of the audit committee, with Ms. Holz serving as the chair of the audit committee.
Controlled Company Exemption
The Owl Rock Principals and Dyal Principals are the beneficial owners of 80% of the voting control of our outstanding capital stock, as a result of which the Owl Rock Principals and Dyal Principals have the power to elect a majority of Blue Owl’s directors and have agreed to vote in favor of each other’s director designee. Pursuant to the NYSE listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Pursuant to the NYSE listing standards, as a controlled company Blue Owl is not required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Risk Oversight
The Board plays an active role in overseeing management of our risks and has delegated risk oversight responsibility to the Executive Committee. The Board understands the principal risks associated with the Company’s business on an ongoing basis and management assures that the Board and its committees are kept well informed of these changing risks on a timely basis. The Board oversees the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards.
Further, the audit committee has oversight responsibility for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and manage key business risks facing the Company.
Compensation Risk Assessment
As described in greater detail under “Compensation Discussion and Analysis,” below, the key elements of our compensation program consist of a base salary, cash incentive awards linked to our overall performance, periodic grants of long-term equity-based compensation, such as incentive units, other executive benefits and perquisites, and employment agreements for certain of our NEOs, which contain termination benefits. We combine these elements in order to formulate competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our shareholders.
Executive Committee
Pursuant to the Investor Rights Agreement, the Board has delegated day-to-day management of Blue Owl and its subsidiaries, subject to certain limitations to an “Executive Committee”. Our Executive Committee currently consists of Mr. Ostrover, Mr. Lipschultz, Mr. Rees, Mr. Kirshenbaum, Mr. Laurino, Mr. Polland Mr. Packer, Ms. Reddy, Mr. Zahr, and Mr. Ward. Certain actions of the Executive Committee require the unanimous consent of Mr. Ostrover, Mr. Lipschultz and Mr. Rees.

Compensation Committee
We do not have a compensation committee. Rather, the functions that a compensation committee would carry out are handled by the Management Committee, a sub-committee of the Executive Committee comprised of Messrs. Ostrover, Lipschultz and Rees. The principles of our executive compensation are discussed below under “Compensation of Our Executive Officers.” We are not subject to the NYSE listing standards that would otherwise require us to have compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors as a controlled company (please see “Corporate Governance and Other Board Information—Controlled Company Exemption.”)
Committees of the Board
The Board has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The Board may establish other committees from time to time as it deems necessary, advisable or appropriate.
Audit Committee
The Board maintains an audit committee. The audit committee held three formal meetings during 2021. The audit committee’s duties, which are specified in the Company’s audit committee charter, include, but are not limited to:
•maintain open communications with the independent auditors, internal auditors or other personnel responsible for the internal audit function, outside valuation experts, executive management, and the Board;
•meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function and the independent auditors to discuss matters warranting attention by the audit committee;
•regularly report committee actions to the Board and make recommendations as the audit committee deems appropriate;
•review the financial results presented in all reports filed with the SEC;
•review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on the Company’s financial statements or its internal controls and procedures;
•discuss the Company’s disclosure, oversight of and conformity with the Company’s Code of Business Conduct and Code of Ethics, and matters that may have a material effect on the Company’s financial statements, operations, compliance policies, and programs;
•oversee the Company’s cybersecurity and other IT risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents;
•issue for public disclosure by the Audit Committee the report required by the SEC to be included in the Company’s annual proxy statement;
•review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and
•take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.
The members of the audit committee are Claudia Holz, Stacy Polley and Dana Weeks, with Ms. Holz serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. We also believe that Claudia Holz qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The audit committee has a charter which is available on Blue Owl’s website at ir.blueowl.com.

Code of Business Conduct and Ethics
Blue Owl adopted a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on Blue Owl’s website at ir.blueowl.com. Blue Owl expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.
Annual Meeting Attendance
Board members are expected to devote sufficient time and attention to prepare for, attend and participate in the board meetings, including advance review of meeting materials that may be circulated prior each meeting. We encourage all of our directors to attend the 2022 Annual Meeting.
Hedging and Speculative Trading
The Board has adopted, as part of our Code of Ethics and Insider Trading Policy, prohibitions against our executive officers, directors and employees engaging in transactions of a speculative nature involving our securities, including, but not limited to, buying or selling puts or calls or other derivative securities based on our securities, without the prior approval of our Chief Compliance Officer. In addition, such persons are prohibited from short-selling our securities or entering into hedging or monetization transactions or similar arrangements with respect to our securities subject to our insider trading policy. The Code of Ethics and Insider Trading Policy also contains rules regarding handling of the confidential information about us and the companies with which we do business with and in which our clients invest.
Corporate Governance Guidelines
We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. The Board does not believe that the directors should be prohibited from serving on boards of other entities or organizations and has not adopted any guidelines limiting such activities, except with respect to members serving on the audit committee. Due to the demanding nature of service on the audit committee, the members of the audit committee are discouraged from serving on the audit committees of the boards of directors of more than two additional public companies at the same time as they are serving on the audit committee.
The Corporate Governance Guidelines are available on Blue Owl’s website at ir.blueowl.com.
Blue Owl's Responsible Investment & Corporate Diversity, Equity, Inclusion and Community Engagement
Environmental, Social and Governance Factors in Responsible Investing
We recognize the importance of environmental, social and governance (“ESG”) issues and we are committed to the consideration of ESG factors in connection with our business operations and investment activities. We believe that incorporating ESG factors into our corporate and investment practices has the potential to meaningfully contribute to the long-term success of Blue Owl and positively influence the organizations in which we invest.
In 2021, Blue Owl became a signatory to the United Nations Principles for Responsible Investment (“PRI”) and adopted a comprehensive ESG Policy, which includes core principles based on PRI standards and applies to all asset classes, industries and countries in which Blue Owl and the funds it manages invest. To support the integration of our core principles, improve ESG practice, and enhance firm-wide ownership and accountability, we formed a cross-functional ESG working group comprised of senior members of our Investment, Legal, Compliance, Investor Relations and Operations teams, which is chaired by our Chief Operating Officer. In the first quarter of 2022, Blue Owl hired its first Head of ESG, who is spearheading the development and enhancement of ESG capabilities across both corporate and investment activities.

Corporate-level Diversity, Equity, Inclusion and Community Engagement
Blue Owl is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion (“DEI”). We have formalized our approach to DEI by adopting a DEI Policy and forming a DEI Advisory Council with rotating representation from our employee base. In 2021, we also conducted an employee DEI survey in an effort to build our internal corporate data and knowledge. Under the sponsorship of senior leadership and supported by regular employee engagement, we strive to continue to embed DEI in our corporate practices and policies, including recruitment and hiring, professional development and training as well as social and recreational staff events and activities. In 2021, we extended our women’s speaker series for staff and partners that highlights and provides access to senior women leaders in the finance industry. We also offer several non-pipeline intern programs and placements; for example, our work with Opportunity Network focuses on placing participants from underrepresented or disadvantaged communities across Blue Owl.
We take our role as a corporate citizen seriously and aim to leverage our resources for social change. We have partnered with various organizations, including seeding a $5 million community lending program that supports small, predominantly minority-owned businesses with interest-free loans; our employees also volunteer their time to assist in the credit decisions to deploy capital. We encourage and facilitate opportunities for staff to give back to our communities through financial support and in-kind donations of our employees’ time. Early in 2020, we donated $1 million to Food Bank For New York City to assist with relief efforts relating to the COVID-19 pandemic and in 2021, Blue Owl supported local organizations in education, mental health and food security for children and members of underprivileged communities. Our recent activities include supporting organizations like Kids in Crisis, Projects with Care and MEND Farm-to-Food Bank.
Communications to the Board of Directors
The Board welcomes communications from our shareholders and other interested parties. Shareholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Blue Owl Capital Inc., Attention: General Counsel, 399 Park Avenue, 38th Floor, New York, NY 10022. Shareholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers:

Name	Age	Position
Douglas I. Ostrover	59	Chairman of the Board, Chief Executive Officer and Director
Marc S. Lipschultz	53	Co-President and Director
Michael Rees	47	Co-President and Director
Alan J. Kirshenbaum	50	Chief Financial Officer
Andrew Laurino	46	Senior Managing Director
Craig W. Packer	55	Senior Managing Director and Director
Andrew R. Polland	47	Chief Operating Officer
Neena A. Reddy	44	General Counsel and Secretary
Sean Ward	43	Senior Managing Director and Director
Marc Zahr	42	President of the Oak Street Division of Blue Owl and Director
Douglas I. Ostrover is a Co-Founder and Chief Executive Officer of Blue Owl Capital Inc., a member of the firm’s Executive Committee and the Chairman of the firm’s Board of Directors. Mr. Ostrover is also a Co-Founder of Owl Rock and is a member of the Owl Rock Investment Committees. In addition, Mr. Ostrover served on the boards of ORCC and ORCC II from 2016 to 2021, on the board of ORTF from 2018 to 2021 and on the boards of ORCC III and ORCIC from 2020 to 2021. Prior to co-founding Owl Rock, Mr. Ostrover was one of the founders of GSO Capital Partners (GSO), Blackstone’s alternative credit platform, and a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (CSFB). Prior to his role as Chairman, Mr. Ostrover was Global Co-Head of CSFB’s Leveraged Finance Group, during which time he was responsible for all of CSFB’s origination, distribution and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives and distressed securities. Mr. Ostrover was a member of CSFB’s Management Council and the Fixed Income Operating Committee. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. Mr. Ostrover had been a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in non-profit organizations including serving on the Board of Directors of the Michael J. Fox Foundation and the Mt. Sinai Health System. Mr. Ostrover also serves on the investment committee of the Brunswick School. Mr. Ostrover received a B.A. in Economics from the University of Pennsylvania and an M.B.A. from New York University Stern School of Business.
Marc S. Lipschultz is a Co-Founder and the Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s Board of Directors. Mr. Lipschultz is also a Co-Founder and President of Owl Rock, serves as the Co-Chief Investment Officer of each of the Owl Rock Advisers and is a member of the Investment Committees of each of the Owl Rock Advisors. Prior to co-founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, and he served on the firm’s Management Committee and as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private equity, infrastructure and direct-asset investing. Prior to joining KKR, Mr. Lipschultz was with Goldman, Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. Mr. Lipschultz serves on the board of the Hess Corporation and is actively involved in a variety of nonprofit organizations, serving as a trustee and board member of the American Enterprise Institute for Public Policy Research, Michael J. Fox Foundation, Mount Sinai Health System, Riverdale Country School, Stanford University Board of Trustees and as the Chairman Emeritus of the Board of the 92nd Street Y. Mr. Lipschultz received an A.B. with honors and distinction, Phi Beta Kappa, from Stanford University and an M.B.A. with high distinction, Baker Scholar, from Harvard Business School.
Michael Rees is a Co-Founder and the Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s Board of Directors. Mr. Rees also serves as the Head of Dyal Capital, a division of Blue Owl, which he founded when it was a division of Neuberger Berman Group. Prior to founding Dyal Capital, Mr. Rees was a founding employee and shareholder of Neuberger Berman Group, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division at Lehman Brothers. From

2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, he was an associate at Marakon Associates. He received a master’s degree in Mechanical Engineering and a master’s degree in Technology Policy from Massachusetts Institute of Technology. Mr. Rees currently serves on the Board of Directors of The Opportunity Network, an education focused non-profit that supports underserved students with postsecondary and career readiness education. Mr. Rees received a B.S. in Mechanical Engineering and a B.A. in Political Science from the University of Pittsburgh.
Alan J. Kirshenbaum is the Chief Financial Officer of Blue Owl Capital Inc. and a member of the firm’s Executive Committee. Mr. Kirshenbaum is also Executive Vice President of the Owl Rock BDCs, serves as the Chief Financial Officer and the Chief Operating Officer of the Owl Rock Advisers. Previously, Mr. Kirshenbaum served as Chief Financial Officer and Chief Operating Officer of ORCC and ORTF, and as Chief Operating Officer of ORCC II and ORCC III. In addition, Mr. Kirshenbaum served on the boards of ORCC and ORCC II from 2015 to 2021, on the board of ORTF from 2018 to 2021 and on the boards of ORCC III and ORCIC from 2020 to 2021 and currently serves on the boards of ORTIC and ORTF II. Prior to Owl Rock, Mr. Kirshenbaum was Chief Financial Officer of Sixth Street Specialty Lending (fka TPG Specialty Lending, Inc.), a BDC traded on the NYSE (TSLX). Mr. Kirshenbaum was responsible for building and overseeing TSLX’s finance, treasury, accounting and operations functions from 2011 through 2015, including during its initial public offering in March 2014. From 2011 to 2013, Mr. Kirshenbaum also was Chief Financial Officer of TPG Special Situations Partners. From 2007 to 2011, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm and, prior to that, Managing Director, Chief Operating Officer and Chief Financial Officer of MainStay Investments. Mr. Kirshenbaum joined Bear Stearns Asset Management (“BSAM”) in 1999 and was BSAM’s Chief Financial Officer from 2003 to 2006. Before joining BSAM, Mr. Kirshenbaum worked in public accounting at KPMG and J.H. Cohn. Mr. Kirshenbaum is actively involved in a variety of non-profit organizations including the Boy Scouts of America and as trustee for the Jewish Federation of Greater MetroWest NJ. Mr. Kirshenbaum also is a member of the Rutgers University Dean’s Cabinet. Mr. Kirshenbaum received a B.S. from Rutgers University and an M.B.A. from New York University Stern School of Business.
Andrew Laurino is a Senior Managing Director of Blue Owl Capital Inc. and a member of the firm’s Executive Committee. Andrew also serves as a member of the Dyal Capital Partners Investment Team. Prior to joining Blue Owl Capital, Mr. Laurino provided strategic and financing advice to leading alternative asset managers at a number of firms, including Tiger Bay Advisors, Credit Suisse and Lehman Brothers. Earlier in his career, Mr. Laurino was an M&A advisor at Lehman Brothers, Compass Advisors and Prudential Securities. Mr. Laurino earned a B.S. in Foreign Service with a concentration in International Economics from the Edmund A. Walsh School of Foreign Service at Georgetown University.
Craig W. Packer is a Co-Founder and Senior Managing Director of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s Board of Directors. Mr. Packer is also a Co-Founder of Owl Rock Capital Partners, serves as Co-Chief Investment Officer and a member of the Executive Committees of the Owl Rock Advisers and President and Chief Executive Officer of each of the Owl Rock BDCs and is a member of the Owl Rock Investment Committees. In addition, Mr. Packer has served on the boards of the Company and ORCC since 2016, on the board of ORTF since 2018 and on the boards of ORCC III and on ORCIC since 2020. Prior to co-founding Owl Rock, Mr. Packer was Co-Head of Leveraged Finance in the Americas at Goldman, Sachs & Co. where he served on the Firmwide Capital Committee. Mr. Packer joined Goldman, Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named partner in 2008. Prior to joining Goldman Sachs, Mr. Packer was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as Treasurer and member of the Board of Trustees of Greenwich Academy, Co-Chair of the Honorary Board of Kids in Crisis, a non-profit organization that serves children in Connecticut, Board Member of the University of Virginia Athletics Foundation and is on the Foundation Board for the McIntire School of Commerce, University of Virginia. Mr. Packer earned a B.S. from the University of Virginia and an M.B.A. from Harvard Business School.
Andrew R. Polland is the Chief Operating Officer of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and Co-Chair of its Operating Committee. Prior to Blue Owl, Andrew was the Chief Operating Officer of Dyal Capital, when it was a division of Neuberger Berman. Prior to Dyal Capital, Andrew was the Chief Operating Officer, General Counsel and Chief Compliance Officer of Hoplite Capital Management, L.P. Prior to Hoplite, Andrew was the General Counsel and Chief Compliance Officer of MSD Partners, L.P. and the Chief Compliance Officer of MSD Capital, L.P. Prior to MSD, Andrew served as the Deputy Chief Compliance Officer and Head of Litigation of Fortress Investment Group LLC, and the Chief Compliance Officer of its affiliated broker-dealer (Fortress Capital Formation LLC). Prior to that, Andrew was a litigation associate at Davis Polk & Wardwell LLP. Andrew began his career as a federal law clerk to United States District Court Judge Charles P. Sifton. He received a J.D., magna cum laude, from the University of Pennsylvania, and a B.S. (with honors) in Industrial Labor Relations from Cornell University.

Neena Reddy is a Managing Director, the General Counsel and the Secretary of Blue Owl Capital Inc., the General Counsel and Chief Legal Officer of the Blue Owl Advisers and a member of the firm’s Executive Committee and Operating Committee. Ms. Reddy also serves as Vice President and Secretary of each of the Owl Rock BDCs. Prior to joining Owl Rock from 2010 to 2019, Ms. Reddy was associate general counsel at Goldman, Sachs & Co LLC, dedicated to Goldman Sachs Asset Management L.P. (“GSAM”), where she was responsible for GSAM managed direct alternative products, including private credit. Prior to GSAM, Ms. Reddy practiced as a corporate attorney at Boies Schiller & Flexner LLP and at Debevoise & Plimpton LLP. Prior to becoming an attorney, Ms. Reddy was a financial analyst in the private wealth division at Goldman, Sachs & Co. Ms. Reddy received a B.A. in English, magna cum laude, from Georgetown University and a J.D. from New York University School of Law.
Sean Ward is a Senior Managing Director of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s Board of Directors. Mr. Ward also serves as a member of the Dyal Capital Partners Investment Team. Previously a Vice President at Lehman Brothers, Sean held several roles at Neuberger after it became an independent firm, including Senior Counsel for Neuberger’s alternatives business. Prior to joining Lehman Brothers, he was an associate at Covington & Burling LLP, where his practice focused on mergers and acquisitions, public and private securities offerings and credit transactions. Prior to Covington & Burling LLP, Sean worked at Davis Polk & Wardwell LLP in New York and London. Sean received his J.D., magna cum laude, from the Duke University School of Law and holds a B.A., magna cum laude, in Diplomatic History and Political Science from the University of Pennsylvania. Sean currently serves on the Leadership Council of Robert F. Kennedy Human Rights, a nonprofit focused on human rights issues and a “social good” approach to business and investment.
Marc Zahr is a Senior Managing Director and the President and Co-Founder of Oak Street – real estate division of Blue Owl, a member of the Blue Owl Capital Inc.’s Executive Committee, and a member of the firm’s Board of Directors. In his role, Mr. Zahr is responsible for the overall direction and leadership of Oak Street. He manages and oversees Oak Street’s investment activities which include sourcing, underwriting and negotiating Oak Street's acquisitions. Mr. Zahr also leads the Investment Committee and new product development. Additionally, Mr. Zahr spearheaded the integration of Oak Street’s Seeding & Strategic Capital platform. Prior to Oak Street, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios. He also served as a Fixed Income Trader at TM Associates and an Associate at Merrill Lynch. Mr. Zahr received a B.A. in Communications from the University of Dayton.
There are no family relationships among any of the executive officers of the Company.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis we describe our executive compensation philosophy and programs and compensation decisions regarding the 2021 compensation of our NEOs listed below in the “Summary Compensation Table,” who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For fiscal year 2021, our NEOs were Douglas Ostrover, Chief Executive Officer; Alan Kirshenbaum, Chief Financial Officer; Michael Rees, Co-President; Sean Ward, Senior Managing Director; and Marc Zahr, President of Oak Street Division of Blue Owl.
Compensation Philosophy
Our business as a global alternative asset manager is dependent on the performance of our NEOs and other key employees. Among other things, we depend on their ability to find, select and execute investments, oversee and improve the operations of our portfolio companies, find and develop relationships with fund investors and other sources of capital and provide other services essential to our success.
Our compensation philosophy has several primary objectives: (i) attract, motivate and retain talented and experienced executives in our industry, (ii) reward executives whose knowledge, skills and performance are critical to our success, (iii) align executives’ interests with our fund investors and shareholders, (iv) foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company, (v) compensate our executives in a manner that incentivizes them to manage our business to meet our long-term objectives, and (vi) reinforce our culture and values.
One of our most important values is our “one-firm” approach with shared responsibility and success. Therefore, compensation is based on the performance of the Company as a whole, as well as on an individual’s contributions to the Company. For example, we do not compensate people based merely on an individual’s accomplishments in relation to the profits and losses of his or her division. In addition, we conduct, at least annually, an evaluation process of each employee’s contribution to the firm, including his or her commitment to the firm’s culture and values.
Base salaries reflect our NEOs’ proficiency and experience in their respective roles. In addition to base salary, we utilize a blend of variable and long-term pay vehicles to further incentivize and retain talent and provide an overall compensation package that is competitive with the market. Performance-based discretionary bonuses are generally paid annually to employees based on our profitability, market analysis and employee performance.
Management equity ownership is a guiding principle for us, and we apply that principle to employees: every professional employee of the firm is expected to have an equity interest in OWL. This equity ownership serves to align the interests of our employees with those of our shareholders.
Our compensation program is a management tool supporting our mission and values. We believe our program supports, reinforces and aligns our values, business strategy and operations with the goal of increasing distributable earnings. Compensation arrangements with our NEOs are described below under “Elements of Compensation.”
We did not engage a compensation consultant with respect to determining our NEOs’ compensation in 2021. We do not benchmark or set our NEOs’ compensation by reference to the compensation of a specific peer group.
Determination of Compensation for NEOs
We do not have a compensation committee. Other than with respect to Messrs. Ostrover’s, Zahr’s and Rees’s compensation, our Board has delegated its authority to approve our NEOs’ compensation to the Management Committee. Messrs. Kirshenbaum’s and Ward’s compensation was approved by our Management Committee upon the recommendation of our Chief Executive Officer. Our Management Committee recommended Messrs. Ostrover’s, Zahr’s and Rees’s compensation after considering their experience and contributions to the business, which was approved by the Board at the time of the Business Combination in respect of Messrs. Ostrover and Rees, and in connection with the Oak Street Acquisition in respect of Mr. Zahr. The Board makes all final determinations regarding equity grants to our NEOs.

Mitigation of Risk
The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders.
Elements of Compensation
Our current executive compensation program consists of a combination of the following components: (i) base salary, (ii) cash incentive awards linked to our overall performance, (iii) periodic grants of long-term equity-based compensation, such as Incentive Units and RSUs (each as defined below), and (iv) other executive benefits and perquisites. We combine these elements in order to formulate competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our NEOs and other senior personnel with those of our shareholders.
Base Salary
For 2021, each of our NEOs (other than Mr. Zahr, who did not receive a base salary from Blue Owl in 2021 since the Oak Street Acquisition closed on December 29, 2021) was paid a salary at an annualized rate of $500,000. Although we believe that the base salaries of our NEOs should not typically be the most significant amount of total compensation, our Management Committee determined that this amount was sufficient to attract and retain top talent, and to assist with the payment of living costs throughout the year.
Short-Term Cash Bonus Payments
Our Management Committee has authority to award cash bonuses to our NEOs at certain times during the year and at the end of the year. The cash bonuses are intended to offer incentive compensation by rewarding the achievement of corporate and individual performance objectives. Such cash bonuses are subject to annual review by the Management Committee. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These bonuses are intended to reward executives who have a positive impact on corporate results.
At this time, we are not disclosing the specific performance targets because disclosure of the specific targets would signal areas of strategic focus and give competitors harmful insight into the direction of our business. We are committed to the long-term success and growth of our enterprise and disclosing short-term objectives would run counter to both our compensation and business philosophy of focusing on long-term goals and, as a result, could result in confusion for investors. As we gain experience as a public company and expand, we will continue to assess whether the disclosure of specific performance metrics will cause us competitive harm.
Performance-Based Bonus Payments
With respect to Messrs. Ostrover and Rees, performance-based non-equity compensation is paid quarterly, in an amount equal to 1.33% of the management fees of Blue Owl (subject to, in certain circumstances, approval rights in each case as set forth in the Investor Rights Agreement) less the NEOs’ base salary (subject to a 10% holdback and an annual true-up following the completion of the Company’s annual audit). Prior to the Business Combination, Mr. Ostrover received 2.5% of gross revenues of Owl Rock. With respect to Mr. Zahr, there was no performance-based non-equity compensation paid by Blue Owl in 2021, as the Oak Street Acquisition closed on December 29, 2021. Mr. Zahr has similar performance-based non-equity compensation as Messrs. Ostrover and Rees, which begins at 0.60% of the management fees of Blue Owl and increases to 1.33% of the management fees of Blue Owl based upon the achievement of the Oak Street Triggering Events.

Discretionary Bonus Payments
Messrs. Kirshenbaum and Ward received discretionary bonus payments for their performance in 2021. The discretionary bonuses awarded to Messrs. Kirshenbaum and Ward recognize each individual’s contributions to our overall goals and performance. We intend the discretionary bonus payments to reward Messrs. Kirshenbaum and Ward for assisting us in achieving our annual goals, both for the Company as a whole and in each individual’s respective area of responsibility. Factors that were included in determining the size of the bonus payments include Messrs. Kirshenbaum’s and Ward’s accomplishments in driving our results, their leadership and management of their respective teams and our overall performance. Comparisons were made to prior-year performance, to our other senior professionals, and compensation that is commensurate within our industry with the intention to reward, motivate and retain Messrs. Kirshenbaum and Ward.
Long-Term Equity-Based Compensation
We believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded equity-based compensation in the form of profits interests (“Incentive Units”). We believe equity awards provide executives with a significant long-term interest in our success by rewarding the creation of shareholder value over time.
In 2021, our Chief Executive Officer and Board determined the size of equity granted to our NEOs. Our Chief Executive Officer and Board considered each NEO’s current position with the Company, the size of their total compensation package and the amount of existing vested and unvested equity awards, if any, then held by the NEO when determining the size of equity granted to our NEOs. No formal benchmarking efforts are made by our Chief Executive Officer or Board with respect to the size of equity grants made to NEOs and, in general, the determination process is informal.
2021 Omnibus Equity Incentive Plan
At the special meeting of the Altimar shareholders held on May 18, 2021, the Altimar shareholders considered and approved the Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (as amended, the “2021 Omnibus Plan”). The 2021 Omnibus Plan was previously approved, subject to shareholder approval, by the board of Altimar on May 17, 2021. The 2021 Omnibus Plan became effective immediately upon the completion of the Business Combination. The 2021 Omnibus Plan allows for the grant of equity incentives, such as restricted stock units (“RSUs”), Incentive Units, stock options, stock appreciation rights, restricted stock.
In 2021, the Company granted Messrs. Kirshenbaum and Ward Incentive Units. Incentive Units entitle the recipients to receive, through Blue Owl Management Vehicle LP (“Blue Owl MV”), distributions from Blue Owl Capital Holdings LP (“Blue Owl Holdings”) and Blue Owl Capital Carry LP (“Blue Owl Carry”) in accordance with the terms of, and subject to any restrictions contained in, the applicable limited partnership agreement for each of Blue Owl Carry, Blue Owl Holdings and Blue Owl MV, and will be counted against the share limit under the 2021 Omnibus Plan on a 1.25:1.00 basis.
On October 22, 2021, the Company awarded 1,500,000 Incentive Units to Mr. Ward. Such Incentive Units will vest in substantially equal installments on August 15 of 2024, 2025 and 2026, subject to Mr. Ward’s continued employment by, or service to, the Company on each applicable vesting date. If Mr. Ward’s employment or service is terminated by the Company without cause or due to death or disability, the plan administrator has discretion to accelerate and vest any Incentive Units upon such termination, and, upon any other termination, any unvested profits interests will be immediately terminated and forfeited for no consideration. Upon a Change in Control (as defined in the 2021 Omnibus Plan), the vesting of all or a portion of any unvested Incentive Units may be accelerated in the discretion of the plan administrator.
On December 15, 2021, the Company awarded 100,000 Incentive Units to Mr. Kirshenbaum, and such Incentive Units were fully vested on grant.
In addition to any awards that it may grant on an ongoing basis, the Company expects to make grants pursuant to the 2021 Omnibus Plan under annual or year-end incentive programs, including grants of Incentive Units and/or RSUs pursuant to the 2021 Omnibus Plan to certain of its NEOs on an annual basis on or around December or January of each year.

Business Combination Awards
On the date of the Business Combination, Owl Rock merged with Dyal Capital, a former division of Neuberger Berman Group LLC (“Neuberger Berman”), to form the Company. Prior to the Business Combination, Neuberger Berman granted profits interest to certain Dyal Capital employees (the “Dyal Profits Interests”), which were treated as equity-based compensation grants. In connection with the closing of the Business Combination, the Dyal Profits Interests were replaced with grants of Common Units of the Blue Owl Operating Partnerships, which were immediately vested on grant. Incrementally, the Dyal Capital employees also received seller earnout units (“Seller Earnout Units”). The exchange of Dyal Profits Interests for Common Units and Seller Earnout Units was treated as a replacement award under GAAP. Additionally, Mr. Kirshenbaum (and other related parties of Mr. Kirshenbaum) also received Seller Earnout Units incremental to Mr. Kirshenbaum’s pre-Business Combination equity. The exchange of Dyal Profits Interests and the issuance of Seller Earnout Units to Mr. Kirshenbaum in connection with the Business Combination were not as a result of any compensation decisions made by the Management Committee; however, such amounts were required to be accounted for as compensation under GAAP. As a result, pursuant to SEC rules, the incremental fair value associated with such awards was required to be reflected in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards” table, but this value was not reflective of any new compensation granted by the Management Committee to Messrs. Rees, Ward and Kirshenbaum.
The Seller Earnout Units were issued as two series: Series E-1 and Series E-2. Series E-1 and E-2 vested upon an E-1 and E-2 triggering event (an “E-1 Triggering Event” and an “E-2 Triggering Event”), respectively, which occurred when the volume weighted-average price of our Class A Share exceeded $12.50 and $15.00, respectively, for 20 consecutive trading days. The Series E-1 Seller Earnout Units experienced an E-1 Triggering Event on July 21, 2021. The Series E-2 Seller Earnout Units experienced an E-2 Triggering Event on November 3, 2021. Upon the E-1 Triggering Event and E-2 Triggering Event, the Seller Earnout Units were settled with Common Units.
Oak Street Earnouts
In connection with the Oak Street Acquisition, the Company agreed to make additional payments of Common Units to Mr. Zahr in two tranches upon the occurrence of certain Oak Street triggering events (such units, “Oak Street Earnout Units”). Such triggering events (each, an “Oak Street Triggering Event”) are based on achieving a certain level of quarterly management fee revenues from existing and future Oak Street products. These Oak Street Earnout Units issued as consideration in the Oak Street Acquisition were not as a result of any compensation decisions made by the Management Committee; however, such amounts were required to be accounted for as compensation under GAAP. As a result, pursuant to SEC rules, the fair value associated with such award is required to be reflected in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards” table, but this value is not reflective of any new compensation granted by the Management Committee to Mr. Zahr.
The Oak Street Triggering Events are subject to meeting a minimum level of quarterly management fees from Oak Street products, and the Oak Street Triggering Event for the second tranche may not occur in the same quarter as the first tranche. The first and second Oak Street Triggering Events will occur when quarterly management fees from Oak Street products reaches $22.0 million and $28.0 million, respectively. The earliest dates on which the first and second Oak Street Triggering Events can occur are January 1, 2023 and January 1, 2024, respectively.
The Oak Street Earnout Units are also subject to acceleration and will be settled upon the occurrence of: (i) any event where any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the outstanding voting securities of certain Blue Owl affiliates; (ii) any sale of all or substantially all of the assets of certain Blue Owl affiliates to another person in one transaction or series of related transactions; (iii) the termination of Mr. Zahr’s employment by the Company without Cause or the resignation by Mr. Zahr with Good Reason (each as defined in Mr. Zahr’s Employment Agreement); or (iv) a Change of Control (as defined in the Agreement and Plan of Merger, dated as of October 17, 2021, by and among Blue Owl and the other parties thereto (the “Merger Agreement”)) (each, an “Oak Street Earnout Unit Acceleration Event”).

Other Executive Benefits and Perquisites
We provide the following benefits to our NEOs: (i) health insurance, (ii) life insurance and supplemental life insurance, (iii) short-term and long-term disability, and (iv) 401(k) plan. We also provide wealth management services to certain of our NEOs. We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Termination Payments
We believe that a strong, experienced management team is essential to the best interests of the Company and our shareholders. We have entered into agreements with some of our NEOs pursuant to which such NEOs are entitled to certain benefits upon certain terminations. These termination benefits are enumerated and quantified in the section captioned “Executive Compensation – Potential Payments upon Termination or Change in Control.”
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to “excess parachute payments” to certain executive officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on an executive officer’s prior compensation. In approving compensation arrangements for our NEOs in the future, we expect that the Board will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The Management Committee will consider the impact of Section 162(m) when making compensation decisions.
Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Accounting for Equity-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an associate is required to render service in exchange for the award. Future grants of equity-based awards under our equity incentive award plans will be accounted for under ASC 718. We anticipate that the Management Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Shareholder Say-on-Pay and Say-on Frequency Vote
Our shareholders will have their first opportunity to cast an advisory vote to approve our NEOs’ compensation at our upcoming annual meeting of shareholders and to determine the frequency of these advisory votes. In the future, we intend to consider the outcome of the say-on-pay and say-on-frequency votes when making compensation decisions regarding our NEOs.
2021 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our NEOs in 2020 and 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Douglas Ostrover	2021	500,000	—	—	10,898,160	239,018	11,637,178
Chief Executive Officer	2020	500,000	—	—	5,238,236	72,159	5,810,395

Alan Kirshenbaum	2021	500,000	3,233,781	3,662,481	—	55,046	7,451,308
Chief Financial Officer

Michael Rees	2021	311,546	—	693,673,522	6,606,809	75,616	700,667,493
Co-President	2020	500,000	—	99,520,200	41,412,500	11,087,500	152,520,200

Sean Ward	2021	311,546	3,829,654	170,614,779	—	—	174,755,979
Senior Managing Director	2020	500,000	—	21,461,400	12,712,500	3,337,500	38,011,400

Marc Zahr	2021	—	—	284,992,422	—	—	284,992,422
President of Oak Street Division
(1)Represents annualized based salaries of $500,000 per NEO. For Messrs. Rees and Ward, salaries paid by the Company represent amounts earned from the date of the Business Combination. For Mr. Zahr, no amounts are reported, as the Oak Street Acquisition closed on December 29, 2021.
(2)Represents the discretionary cash bonuses described in further detail above under the section titled “Elements of Compensation — Short-Term Cash Bonus Payments.”
(3)Represents the grant date fair value of awards computed in accordance with ASC 718. For Messrs. Rees and Ward, $693,673,522 and $149,589,779, respectively, of these amounts relate to the exchange of Messrs. Rees’s and Ward’s pre-merger Dyal Profits Interests for (i) Common Units and (ii) Seller Earnout Units in connection with the Business Combination and not as a result of any compensation decisions made by the Management Committee; however, such amounts are required to be accounted for as compensation under GAAP. For Mr. Kirshenbaum, $2,206,481 of the amount relates to the issuance of Seller Earnout Units to Mr. Kirshenbaum (and other related parties of Mr. Kirshenbaum) in connection with the Business Combination. The remaining portion of the amounts presented for Messrs. Kirshenbaum and Ward relate to Incentive Units. For Mr. Zahr, this amount represents the Oak Street Earnouts issued in connection with the Oak Street Acquisition that were required to be accounted for as compensation rather than consideration under GAAP. See the table below and Note 13 to our Financial Statements for additional information.
(4)For 2021, with respect to Messrs. Ostrover and Rees, represents quarterly payments in an amount equal to 1.33% of the management fees of Blue Owl that were earned subsequent to the date of the Business Combination (subject to, in certain circumstances, approval rights in each case as set forth in the Investor Rights Agreement) less the NEO’s base salary. For 2021, with respect to Mr. Ostrover, for periods prior to the date of the Business Combination, represents 2.5% of gross revenues of Owl Rock that Mr. Ostrover received.

(5)For 2021, represents (i) with respect to Mr. Ostrover, $217,397 for wealth management services, $9,396 for supplemental medical insurance provided to certain executives, and $12,225 for tax gross-ups paid to Mr. Ostrover to cover the costs of the employee portion of the related payroll taxes due in respect of Mr. Ostrover’s compensation prior to the Business Combination; (ii) with respect to Mr. Kirshenbaum, $33,425 for wealth management services, $9,396 for supplemental medical insurance provided to certain executives, and $12,225 for tax gross-ups paid prior to the Business Combination; and (iii) with respect to Mr. Rees, $75,616 for wealth management services.
2021 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2021, with respect to our NEOs. The amounts presented for the grant date fair value of the awards below were calculated in accordance with ASC 718.

			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date
Alan Kirshenbaum	5/19/2021	(1)(2)	203,175	1,298,288
	5/19/2021	(3)(4)	203,175	908,192
	12/15/2021	(5)	100,000	1,456,000
Michael Rees	5/19/2021	(6)	73,428,587	660,857,292
	5/19/2021	(1)	3,021,752	19,308,997
	5/19/2021	(3)	3,021,753	13,507,233
Sean Ward	5/19/2021	(6)	15,834,778	142,513,002
	5/19/2021	(1)	651,637	4,163,960
	5/19/2021	(3)	651,637	2,912,817
	10/22/2021	(7)	1,500,000	21,025,000
Marc Zahr	12/29/2021	(8)	11,376,943	144,373,407
	12/29/2021	(9)	11,376,943	140,619,015
(1)Represents Series E-1 Seller Earnout Units issued in connection with the Business Combination. Such Series E-1 Seller Earnout Units vested upon the occurrence of the E-1 Triggering Event.
(2)196,403 of these Series E-1 Seller Earnout Units were deposited into the Alan Kirshenbaum 2015 Family Trust and the Kirshenbaum 2019 Family Trust on the grant date. Additionally, 3,386 of these Series E-1 Seller Earnout Units were transferred to a third party during 2021.
(3)Represents Series E-2 Seller Earnout Units issued in connection with the Business Combination. Such Series E-2 Seller Earnout Units vested upon the occurrence of the E-2 Triggering Event.
(4)196,403 of these Series E-2 Seller Earnout Units were deposited into the Alan Kirshenbaum 2015 Family Trust and the Kirshenbaum 2019 Family Trust on the grant date. Additionally, 3,386 of these Series E-2 Seller Earnout Units were transferred to a third party during 2021.
(5)Represents Incentive Units that were fully vested at grant.
(6)Represents Common Units issued in exchange for Messrs. Rees’s and Ward’s Dyal Profits Interests in connection with the Business Combination. Such Common Units were fully vested at grant.
(7)Represents Incentive Units that will vest in three equal installments on August 15, 2024, 2025 and 2026, subject to continued service of Mr. Ward and in accordance with the applicable Incentive Unit grant certificate.
(8)Represents the grant of the first Oak Street Earnout Units in connection with the Oak Street Acquisition. Such earnouts will be settled in Common Units upon occurrence of the first Oak Street Earnout Triggering Event.
(9)Represents the grant of the second Oak Street Earnout Units in connection with the Oak Street Acquisition. Such earnouts will be settled in Common Units upon occurrence of the second Oak Street Earnout Triggering Event.

Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for 2021
Written Agreements
Blue Owl has entered into an employment and restrictive covenant agreement with each of Messrs. Ostrover, Rees and Zahr (each, an “Employment Agreement”), which were amended on February 25, 2022. The term of each Employment Agreement is perpetual until terminated in accordance with its terms. Messrs. Ostrover, Rees and Zahr each have the right to terminate their employment voluntarily at any time, subject to minimum notice requirements. With respect to Messrs. Ostrover and Rees, Blue Owl may only terminate such NEO’s employment for cause (i.e., as required by a final, non-appealable court order or the conviction of (or plea of no contest to) any felony) or by reason of the NEO’s death or disability.
Pursuant to Messrs. Ostrover’s and Rees’s Employment Agreements during 2021, each of Messrs. Ostrover and Rees were entitled during their employment to a base salary of $500,000, additional compensation, paid quarterly, in an amount equal to 1.33% of the management fees of Blue Owl (subject to downward adjustment and, in certain circumstances, approval rights in each case as set forth in the Investor Rights Agreement) less the NEO’s base salary (subject to a 10% holdback and an annual true-up following the completion of the Company’s financial statement audit), and to participate in Blue Owl’s employee benefit plans, as in effect from time to time. Pursuant to Mr. Zahr’s Employment Agreement during 2021, Mr. Zahr was entitled during his employment to a base salary of $500,000, additional compensation beginning in 2022, paid quarterly, in an amount equal to a specified percentage of the management fees of Blue Owl (depending on the applicable date and achievement of first and second Oak Street Triggering Events as described above under the section titled “Elements of Compensation — Performance-Based Bonus Payments.”) less Mr. Zahr’s base salary (subject to a 10% holdback and an annual true-up following the completion of the Company’s financial statement audit), and to participate in Blue Owl’s employee benefit plans, as in effect from time to time.
As amended in February 2022, the Employment Agreements provide that (i) a portion of the NEO’s right to receive up to 1.33% (with respect to Messrs. Ostrover and Rees) or the applicable percentage (with respect to Mr. Zahr) of the Company’s annual management fee revenues that exceed such NEO’s base compensation (the “Additional Amounts”) will be paid in the form of Incentive Units, if offered by the Company and elected by the NEO, and (ii) the remainder of any such Additional Amounts will be in the form of cash; provided that (a) for 2022, the amount received in Incentive Units will not be less than 20% of such Additional Amounts, and (b) for periods subsequent to 2022, the proportional amounts of cash and Incentive Units will be subject to required consent under the Investor Rights Agreement. The number of Incentive Units issued would be calculated based on the volume weighted average trading price for the ten trading days prior to the payment date. The terms of such Incentive Units are expected to be substantially similar to Incentive Units previously awarded by the Company except that they would be fully vested upon grant and subject to a one-year lockup period and additional limitations on conversion to Class A or B Shares.
In respect of 2022, the Company offered, and each of Messrs. Ostrover, Rees and Zahr elected to receive, 100% of such Additional Amounts in Incentive Units.
Each Employment Agreement requires the NEO to protect the confidential information of Blue Owl both during and after employment. In addition, during the NEO’s employment and (i) until two years after the NEO’s employment terminates (such NEO’s “Termination Date,” and such period, the “Restricted Period”), such NEO is required to refrain from soliciting employees under the circumstances specified therein, (ii) until one year after the NEO’s Termination Date (with respect to Messrs. Ostrover and Rees) or during the Restricted Period (with respect to Mr. Zahr, subject to certain conditions set forth therein), such NEO is required to refrain from soliciting Blue Owl’s clients under the circumstances specified therein and (iii) until five years after the NEO’s Termination Date (with respect to Messrs. Ostrover and Rees) or the later of (x) the five-year anniversary of the effective date (as defined therein) and (y) the one-year anniversary of the Termination Date (with respect to Mr. Zahr) (each, the “Non-Compete Restricted Period”), such NEO is required to refrain from interfering with Blue Owl’s relationships with investors and from competing with (a) a business line of Blue Owl’s as of the NEO’s Termination Date or (b) a business line planned (and, with respect to Mr. Zahr, that Mr. Zahr has knowledge of), as of the NEO’s Termination Date, to be implemented within the 12-month period following such Termination Date. Pursuant to Mr. Zahr’s Employment Agreement, if his employment is terminated by the Company without “cause” and without “intermediate cause” (each as defined therein) (and not due to his death or disability) or if Mr. Zahr resigns for “good reason” (as defined therein), the Non-Compete Restricted Period will terminate and will be deemed to have terminated as of the Termination Date.

Under Messrs. Ostrover’s and Rees’s Employment Agreements, each NEO’s employment may be terminated by Blue Owl solely for cause or by reason of the NEO’s death or disability (as such terms are defined in the NEO’s Employment Agreement). Furthermore, (i) if Blue Owl terminates such NEO’s employment for cause or such NEO’s employment is terminated by reason of death or disability, or if such NEO terminates employment voluntarily, such NEO will be paid accrued but unpaid salary through the date of termination and (ii) if the NEO’s employment is terminated for any reason, such NEO shall be entitled to an annual amount of 1.33% of annual management fee revenues of Blue Owl during the Non-Compete Restricted Period, but such entitlement does not apply in the case of a termination of such NEO’s employment (a) for cause or (b) as a result of voluntary departure by such NEO prior to the fifth anniversary of the date of the Business Combination. The continued compensation described in clause (ii) in the preceding sentence is subject to the NEO’s execution and delivery to Blue Owl of a general release of claims and continued compliance with the NEO’s covenants not to compete with Blue Owl and its affiliates during the Non-Compete Restricted Period.
Under Mr. Zahr’s Employment Agreement, if Mr. Zahr’s employment is terminated by Blue Owl without cause or he resigns for good reason (as each such term is defined in the Employment Agreement), Mr. Zahr will be entitled to receive, depending on his termination date, up to three years of continued base salary and Additional Compensation if his termination occurs prior to January 1, 2026, one year of continued base salary payments and Additional Compensation through the 2026 year-end if his termination occurs during 2026, or one year of continued base salary payments if his termination occurs after 2026. The continued compensation described in the preceding sentence is subject to Mr. Zahr’s execution and delivery to Blue Owl of a general release of claims and continued compliance with his covenants not to compete with Blue Owl and its affiliates during the applicable restricted period. Additionally, pursuant to the Merger Agreement, Mr. Zahr’s Oak Street Earnout Units will accelerate and be settled upon the occurrence of an Oak Street Earnout Unit Acceleration Event. See “Long-Term Equity-Based Compensation — Oak Street Earnouts” for additional information.
Mr. Kirshenbaum is party to a letter agreement with Owl Rock Capital Partners LP, dated as of July 22, 2016, which provides for certain termination benefits. Under this letter agreement, in connection with a termination of Mr. Kirshenbaum’s employment for any reason, he is entitled to (i) continued base salary and health benefits for the 12-month period following such termination, and (ii) a lump sum cash payment of $1 million to be paid upon the one year anniversary of such termination. The letter agreement was entered into in exchange for Mr. Kirshenbaum’s agreement to a 12-month post-employment non-solicitation period and 12-month post-employment period of continued duties of fidelity and good faith.
Outstanding Equity Awards at 2021 Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of December 31, 2021. The dollar amounts shown in the table below do not reflect the value of compensation actually received by the NEOs, but instead are calculated by multiplying the number of unvested equity awards held by the NEOs by the closing price of $14.91 per Class A Share on December 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sean Ward	1,500,000	22,365,000	(1)
Marc Zahr	11,376,943	169,630,220	(2)
	11,376,943	169,630,220	(2)
(1)Represents unvested Incentive Units that will vest in three equal installments on August 15, 2024, 2025 and 2026.
(2)Represents unvested first and second Oak Street Earnouts, which will vest when each respective Oak Street Triggering Event occurs.

Option Exercises and Stock Vested in the 2021 Fiscal Year
The following table sets forth certain information with respect to the vesting of Blue Owl Operating Group Units during in 2021, with respect to our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan Kirshenbaum	506,350	7,728,012	(1)
Michael Rees	79,472,092	828,301,660	(2)
Sean Ward	17,138,052	178,622,159	(3)
(1)Represents 203,175 E-1 Earnout Units and 203,175 E-2 Earnout Units settled in Common Units that occurred in connection with the E-1 Triggering Event and E-2 Triggering Event, respectively, as well as 100,000 Incentive Units that were immediately vested on grant.
(2)Represents the vesting of 3,021,752 E-1 Earnout Units and 3,021,753 E-2 Earnout Units that occurred in connection with the E-1 Triggering Event and E-2 Triggering Event, respectively, as well as 73,428,587 Common Units issued in exchange for Mr. Rees’ pre-merger Dyal Capital profits interests in connection with the Business Combination. Such Common Units were fully vested at grant.
(3)Represents 651,637 E-1 Earnout Units and 651,637 E-2 Earnout Units settled in Common Units that occurred in connection with the E-1 Triggering Event and E-2 Triggering Event, respectively, as well as 15,834,778 Common Units issued in exchange for Mr. Wards’ pre-merger Dyal Capital profits interests in connection with the Business Combination. Such Common Units were fully vested at grant.
Potential Payments upon Termination or a Change in Control
As described in the section titled “Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2021 Fiscal Year – Written Agreements,” our NEOs have certain entitlements to payment upon termination. Under Messrs. Ostrover’s and Rees’s employment agreements, in the event either of Messrs. Ostrover’s or Rees’s employment had terminated on December 31, 2021, for any reason other than (a) for cause or (b) as a result of voluntary departure by such NEO prior to the fifth anniversary of the date of the Business Combination, each of Messrs. Ostrover and Rees would have been entitled to an annual amount of approximately $44,417,678 each (based on total GAAP management fees earned by Blue Owl in 2021), which amount would comprise 1.33% of annual management fee revenues of Blue Owl during the five-year Non-Compete Restricted Period. Under Mr. Zahr’s employment agreement, in the event Mr. Zahr’s employment had terminated on December 31, 2021 due to (a) a termination by the Company without cause or (b) a resignation by Mr. Zahr for good reason, Mr. Zahr would have been entitled to approximately $13,522,830 (based on total GAAP management fees earned by Blue Owl in 2021), which amount would comprise three years of Mr. Zahr’s base salary and 0.60% of annual management fee revenues of Blue Owl. Additionally, under the Merger Agreement, Mr. Zahr is entitled to full acceleration of his unsettled first and second Oak Street Earnout Units in the event of (a) his termination by the Company without cause, (b) a resignation for good reason, or (c) a change in control (such acceleration valued at approximately $339,260,440 for a termination occurring on December 31, 2021). In accordance with the terms of Mr. Kirshenbaum’s letter agreement described above, in the event Mr. Kirshenbaum’s employment had terminated for any reason on December 31, 2021, he would have been entitled to approximately $1,555,631, which amount comprises one year of Mr. Kirshenbaum’s base salary and health benefits and a lump sum cash payment of $1 million to be paid upon the one-year anniversary of such termination.
Pension Benefits
Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. Our Board or Management Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Nonqualified Deferred Compensation
Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Board or the Management Committee may elect to provide our NEOs and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

COMPENSATION OF OUR DIRECTORS
Each director who is not an employee of any entity related to Blue Owl (“independent directors”) receives an annual cash retainer of $150,000 per year for service as a member of the Board, as well as an annual equity grant of restricted stock units equal to $100,000, which fully vest one year following the date of grant, subject to the Board member’s continued service on our Board. Members of the audit committee (other than its chair) are entitled to receive an additional cash retainer of $25,000 per year for committee service, and the chair of the audit committee is entitled to receive an additional cash retainer of $50,000 for his or her committee service.
During 2021, each independent director received an equity grant pursuant to the Blue Owl Capital Inc. 2021 Equity Incentive Plan of 10,000 RSUs, each of which represents the right to receive one Class A Share upon vesting. Each of these, with certain limited exceptions, vests on May 19, 2022.
We also reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees of or provide services to (other than as a director) any entity related to Blue Owl Capital Inc. did not receive any compensation for their services as directors.
The Board periodically reviews the compensation of the independent directors in order to ensure the appropriateness of the compensation program.
Directors’ Compensation Table
The following table contains information concerning the compensation of the non-employee directors in 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Stacy Polley	175,000	170,800	—	345,800
Claudia A. Holz	200,000	170,800	—	370,800
Dana Weeks	175,000	170,800	—	345,800
(1)    On November 4, 2021, Mmes. Polley, Holz, and Weeks each received equity grants of 10,000 RSUs pursuant to the Blue Owl, Inc. 2021 Equity Incentive Plan, each of which vests, with certain limited exceptions, on May 19, 2022. Amounts in this column represent the grant date fair value of restricted units in respect of our Class A Shares computed in accordance with ASC Topic 718. See Note 8 to our Financial Statements.
(2)    As of December 31, 2021, the aggregate number of stock awards held by each of our non-employee directors was as follows: Ms. Polley: 10,000; Ms. Holz: 10,000; Ms. Weeks: 10,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A Shares, Class C Shares and Class D Shares as of the date hereof based on their reported ownership as of April 20, 2022 with respect to (i) each person known by us to beneficially own 5% or more of our outstanding Class A Shares, Class C Shares or our Class D Shares; (ii) each member of the Board and each NEO; and (iii) the members of the Board and our NEOs as a group.
Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof. On May 3, 2022, the aggregate voting power of the Class B Shares and Class D Shares will change from 90% to 80%, pursuant to the Charter Amendment. See “Summary—Recent Developments,” as well as our Current Report on Form 8-K filed with the SEC on April 11, 2022, and our Information Statement on Schedule 14C filed with the SEC on April 11, 2022. The percentage of total voting power set forth in the table is calculated based on this change.
The following beneficial ownership percentages are based on 407,639,908 Class A Shares, 670,147,025 Class C Shares and 319,132,127 Class D Shares issued and outstanding as of April 20, 2022.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Name of Beneficial Owner(1)	Class A Shares Beneficially Owned(2)		Class C Shares Beneficially Owned		Class D Shares Beneficially Owned		Combined Total Voting Power
	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Executive Officers of Blue Owl
Douglas I. Ostrover(3)†	—	—%	116,540,000	17.4%	175,392,700	55.0%	46.1%
Marc S. Lipschultz(4)†	—	—%	—	—%	0	—%	—%
Michael Rees(5)†	—	—%	—	—%	143,739,427	45.0%	36.0%
Alan J. Kirshenbaum(6)†	—	—%	—	—%	0	—%	—%
Craig W. Packer(7)†	—	—%	—	—%	0	—%	—%
Sean Ward(8)†	—	—%	—	—%	0	—%	—%
Marc Zahr(9)	—	—%	—	—%	—	—%	—%
Dana Weeks(10)	10,000	*	—	—%	—	—%	*
Claudia Holz(11)	40,000	*	—	—%	—	—%	*
Andrew S. Komaroff	—	—%	—	—%	—	—%	—%
Andrew Laurino(12)†	—	—%	—	—%	0	—%	—%
Andrew Polland(13)	—	—%	—	—%	0	—%	—%
Neena A. Reddy(14)	—	—%	—	—%	—	—%	—%
Stacy Polley(15)	10,000	*	—	—%	—	—%	*
All Directors and Executive Officers of Blue Owl as a Group (14 Individuals)	60,000	*	116,540,000	17.4%	319,132,127	100.0%	82.2%

Five Percent Holders
Owl Rock Capital Feeder LLC(3)(16)†	—	—%	116,540,000	17.4%	175,392,700	55.0%	46.1%
BB Holdings AA LP and Affiliates(17)	50,000,000	12.3%	—	—%	—	—%	*
Dyal Capital SLP LP(18)†	—	—%	—	—%	143,739,427	45.0%	36.0%
NBSH Blue Investments, LLC(19)		—%	444,328,208	66.3%	—	—%	8.2%
PSPE II Limited(20)	49,005,191	12.0%	—	—%	—	—%	*
Quantum Strategic Partners Ltd.(21)	19,220,989	4.7%	—	—%	—	—%	*
MSD Owl Rock Investments, LLC(22)	—	—%	41,721,673	6.2%	—	—%	*
Koch Industries(23)	35,967,671	8.8%	—	—%	—	—%	*
Capital International Investors(24)	22,936,362	5.6%	—	—%	—	—%	*
The Vanguard Group(25)	33,800,460	8.3%	—	—%	—	—%	*
Capital World Investors(26)	39,418,038	9.7%	—	—%	—	—%	*

†    The Principals, Owl Rock Feeder and Dyal Capital SLP LP have agreed to vote the securities reported as beneficially owned by Owl Rock Feeder and Dyal Capital SLP LP in favor of each other’s director designees. Such agreement may be deemed to create a group that beneficially owns all of the securities by each of Owl Rock Feeder and Dyal Capital SLP LP, which holdings would represent 82.2% of the Issuer’s aggregate voting power.
*    Less than one percent.
(1)    Unless otherwise noted, the addresses of each of Blue Owl’s directors, officers and five percent holders is 399 Park Avenue, 38th Floor, New York, NY 10019.
(2)    Does not include (a) 41,453 RSUs granted to Neena Reddy under the 2021 Omnibus Plan or (b) Incentive Units issued under the 2021 Omnibus Plan as follows: (i) Alan Kirshenbaum — 1,100,000, (ii) Andrew Polland — 818,648, (iii) Neena Reddy — 314,263, (iv) Andrew Laurino — 1,250,000, (v) Sean Ward — 1,500,000. Each RSU represents the contingent right to receive one Class A Share upon vesting and each Incentive Unit upon vesting and when settled will be issued an equal number of Common Units and either Class C or Class D Shares as applicable.
(3)    Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 38,534,736 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover; 15,727,292 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover’s spouse, Julie J. Ostrover; and 18,087,459 Class D Shares and an equal number of Common Units on behalf of The Douglas I. Ostrover 2016 Descendants’ Trust over which Mr. Ostrover has sole investment and voting power. Due to certain provisions in the organizational documents of Owl Rock Capital Partners LP, Mr. Ostrover may be deemed to beneficially own the Class C Shares and Class D Shares and the Common Units held by Owl Rock Capital Feeder LLC. Mr. Ostrover expressly disclaims beneficial ownership of the shares and units held by Owl Rock Capital Feeder LLC, including any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, in each case, except to the extent of his pecuniary interest therein.
(4)    Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 23,412,440 Class D Shares and an equal number of Common Units on behalf of Mr. Lipschultz; 24,231,887 Class D Shares and an equal number of Common Units on behalf of Mr. Lipschultz’s spouse, Jennifer Lipschultz, and 11,550,711 Class D Shares and an equal number of Common Units on behalf of the Lipschultz Family OR Trust over which Mr. Lipschultz has sole investment and voting power. Mr. Lipschultz expressly disclaims beneficial ownership of the Class C Shares and Class D Shares and the Common Units held by Owl Rock Capital Feeder LLC, and any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by Owl Rock Capital Feeder LLC, in each case, except to the extent of his pecuniary interest therein.
(5)    Dyal Capital SLP LP holds 79,472,092 Class D Shares and an equal number of Common Units, on behalf of Mr. Rees, his spouse, or one or more entities controlled by him. The foregoing amounts reflect an estimate and are subject to change. By virtue of Mr. Rees’s indirect control of the general partner of and his indirect interests in Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the Class D Shares beneficially owned by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the Class D Shares held by Dyal Capital SLP LP, except to the extent of his pecuniary interest therein. The business address for each of Mr. Rees and Dyal Capital SLP LP is 1290 Avenue of the Americas, New York, NY 10104.
(6)    Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 87,696 Class D Shares and an equal number of Common Units on behalf of Mr. Kirshenbaum; 2,630,891 Class D Shares, and an equal number of Common Units on behalf of the Alan Kirshenbaum 2015 Family Trust and 2,455,498 Class D Shares and an equal number of Common Units on behalf of Kirshenbaum 2019 Family Trust, in each case, over which Mr. Kirshenbaum has sole investment and voting power. In addition, Blue Owl MV holds 1,100,000 Incentive Units on behalf of Mr. Kirshenbaum. Mr. Kirshenbaum expressly disclaims beneficial ownership of the Class C Shares and Class D Shares and the Common Units held by or issuable to Owl Rock Capital Feeder LLC and Blue Owl MV, as applicable, and any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by or issuable to Owl Rock Capital Feeder LLC and Blue Owl MV in each case, except to the extent of his pecuniary interest therein.

(7)    Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 25,598,731 Class D Shares and an equal number of Common Units on behalf of Mr. Packer; 4,393,421 Class D Shares and an equal number of Common Units on behalf of Packer Family Trust 2017, over which Mr. Packer has sole investment and voting power; and 5,086,388 Class D Shares and an equal number of Common Units on behalf of Mr. Packer’s spouse, Suzanne Packer. Mr. Packer expressly disclaims beneficial ownership of the Class C Shares and Class D Shares and the Common Units held by Owl Rock Capital Feeder LLC, and any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by Owl Rock Capital Feeder LLC in each case, except to the extent of his pecuniary interest therein.
(8)    The number of shares and class ownership percentages reported for Sean Ward excludes 17,138,152 Class D Shares and an equal number of Common Units, in each case, held by Dyal Capital SLP LP and 1,500,000 Incentive Units held by Blue Owl MV; in each case, on behalf of Mr. Ward, his spouse or one or more entities controlled by him. Mr. Ward expressly disclaims beneficial ownership of Class C Shares and Class D Shares and the Common Units held by or issuable to Dyal Capital SLP LP and Blue Owl MV, as applicable, and any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by or issuable to Dyal Capital SLP LP and Blue Owl MV, in each case, except to the extent of his pecuniary interest therein.
(9)     Augustus, LLC, an Illinois limited liability company (“Augustus”), holds 22,753,886 Class C Shares, 22,753,886 Common Units and 22,753,886 Earnout Units, as defined in the Amendment to the Agreement and Plan of Merger, dated as of December 23, 2021, by and among the Company, Blue Owl Capital GP LLC, Blue Owl Capital Holdings LP, Blue Owl Capital Carry LP, Flyer Merger Sub I, LLC, Flyer Merger Sub II, LP, OSREC GP Holdings, LP, Oak Street Real Estate Capital, LLC, SASC Feeder, LP and Augustus (the “Oak Street Acquisition Agreement”), on behalf of Mr. Zahr, his spouse and one or more vehicles controlled by him.
(10)     Includes 10,000 RSUs granted under the 2021 Omnibus Plan, each of which represents the right to receive one Class A Share upon vesting. Each of these, with certain limited exceptions, vests on May 19, 2022.
(11)     Includes 10,000 RSUs granted under the 2021 Omnibus Plan, each of which represents the right to receive one Class A Share upon vesting. Each of these, with certain limited exceptions, vests on May 19, 2022. Additionally, includes 30,000 Class A Shares indirectly beneficially owned by Ms. Holz through her spouse.
(12)    The number of shares and class ownership percentages reported for Andrew Laurino excludes 11,056,437 Class D Shares and an equal number of Common Units, in each case, held by Dyal Capital SLP LP and 1,250,000 Incentive Units held by Blue Owl MV; in each case, on behalf of Mr. Laurino, his spouse or one or more entities controlled by him. Mr. Laurino expressly disclaims beneficial ownership of Class C Shares and Class D Shares and the Common Units held by or issuable to Dyal Capital SLP LP and Blue Owl MV, as applicable, and any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by or issuable to Dyal Capital SLP LP and Blue Owl MV, in each case, except to the extent of his pecuniary interest therein.
(13)     The number of shares and class ownership percentages reported for Andrew Polland excludes 248,669 Class D Shares and an equal number of Common Units, in each case, held by Dyal Capital SLP LP and 818,648 Incentive Units held by Blue Owl MV; in each case, on behalf of Mr. Polland, his spouse or one or more vehicles controlled by him. Mr. Polland expressly disclaims beneficial ownership of the Class C Shares and Class D Shares and the Common Units held by or issuable to Dyal Capital SLP LP and Blue Owl MV, as applicable, and any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by or issuable to Dyal Capital SLP LP and Blue Owl MV, in each case, except to the extent of his pecuniary interest therein.
(14)    The number of shares and class ownership percentages reported for Ms. Reddy excludes 314,263 Incentive Units on     behalf of Ms. Reddy. Ms. Reddy expressly disclaims beneficial ownership of the Class C Shares and Class D Shares and the Common Units held by or issuable to Blue Owl MV, as applicable, and any of our Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by or issuable to Blue Owl MV, in each case, except to the extent of her pecuniary interest therein.
(15)     Includes 10,000 RSUs granted under the 2021 Omnibus Plan, each of which represents the right to receive one Class A Share upon vesting. Each of these, with certain limited exceptions, vests on May 19, 2022.

(16)     Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 175,392,700 Class D Shares on behalf of the Owl Rock Principals and 116,540,000 Class C Shares, each of which represents the right to receive one Common Unit and one Class C Share, subject to certain vesting conditions, on behalf of Dyal Capital Partners IV Holdings (A) LP. Owl Rock Capital Partners LP is managed by Owl Rock Capital Partners (GP) LLC, which is governed by an executive committee comprised of Messrs. Ostrover, Lipschultz and Packer with decisions over certain matters requiring the vote of Mr. Ostrover. As such, Mr. Ostrover may be deemed to beneficially own all such shares and units. Each of these individuals and entities disclaims any beneficial ownership of these shares and units, except to the extent of their pecuniary interest therein.
(17)     Based solely upon information contained in the Schedule 13G filed with the SEC on June 1, 2021. Includes 3,500,000 Class A Shares held by BB Holdings AC LP, a Delaware limited partnership (“BB Holdings AC”), 2,000,000 Class A Shares held by Glide Path Solutions 2021 LP, a Delaware limited partnership (“Glide Path Solutions 2021”), 4,500,000 Class A Shares held by Glide Path Solutions 2020 LP, a Delaware limited partnership (“Glide Path Solutions 2020”), 20,000,000 Class A Shares held by BB Holdings AA LP, a Delaware limited partnership (“BB Holdings AA” and, together with BB Holdings AC, Glide Path Solutions 2021 and Glide Path Solutions 2020, the “ICQ Limited Partnerships”), 10,000,000 Class A Shares held by Co-Investment Portfolio 2021 LP, a Delaware limited partnership (“Co-Investment Portfolio 2021”) and 10,000,000 Class A Shares held by Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership (“Tactical Opportunities 2020” and, together with Co-Investment Portfolio 2021 and the ICQ Limited Partnerships, the “Limited Partnerships”). ICQ BB GP, LLC, a Delaware limited liability company (“ICQ BB”), is the general partner of the ICQ Limited Partnerships, Co-Investment Portfolio GP II LP, a Delaware limited partnership (“Co-Investment Portfolio GP”), is the general partner of Co-Investment Portfolio 2021, ICQ Co-Investment II TT GP LLC, a Delaware limited liability company (“ICQ Co-Investment”), is the general partner of Co-Investment Portfolio GP, Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership (“Tactical Opportunities Portfolio GP”), is a the general partner of Tactical Opportunities 2020 and ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company (“ICQ Tactical Opportunities” and, together with ICQ BB and ICQ Co-Investment, the “General Partners”) is the general partner of Tactical Opportunities Portfolio GP. Divesh Makan, a citizen of the United States, is the managing member of each of the General Partners and may be deemed to have voting, investment, and dispositive power with respect to the shares held by the Limited Partnerships. The address of the foregoing entities and person is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.
(18)     By virtue of his indirect control of the general partner of, and his indirect interest in, Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the Class D Shares and the Common Units beneficially owned by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the shares and units held by Dyal Capital SLP LP, including and any of our Class B Shares that may be acquired upon exchange of Common Units and Class D Shares, and any Common Units and Class C Shares and Class D Shares, in each case, except to the extent of his pecuniary interest therein. The business address for each of Mr. Rees and Dyal Capital SLP LP is 1290 Avenue of the Americas, New York, NY 10104.
(19)    NBSH Blue Investments, LLC is the beneficial owner of 444,328,208 Class C Shares and an equal number of Common Units. By virtue of the control of NBSH Blue Investments, LLC by affiliates of NBSH Acquisition, LLC, NBSH Acquisition, LLC may be deemed to beneficially own the Class C Shares beneficially owned by NBSH Blue Investments, LLC. Three or more individuals are expected to have decision making authority with respect to the Class C Shares held indirectly by NBSH Acquisition, LLC, and therefore no individual is a beneficial holder of the shares held by NBSH Acquisition, LLC. The business address for each of NBSH Acquisition, LLC and NBSH Blue Investments, LLC is 1290 Avenue of the Americas, New York, NY 10104.
(20)     Based solely upon information contained in the Schedule 13G filed with the SEC on February 14, 2022, by Blue Pool Capital Limited, a company incorporated in Hong Kong (“BPCL”), Blue Pool Management Ltd., a Cayman Islands exempted company (“BPM”) and Oliver Paul Weisberg, a citizen of the Hong Kong Special Administrative Region of the People’s Republic of China (“Mr. Weisberg”). PSPE II Limited is an exempted company organized under the laws of the Cayman Islands. BPCL is the investment manager of PSPE II Limited and, in such capacity, exercises voting and investment power over the Shares held for the account of PSPE II Limited. BPM is the sole shareholder of BPCL. Mr. Weisberg is the sole shareholder and a director of BPM. Mr. Weisberg is also a director of BPCL. The principal business address of each of the Reporting Persons is 25/F Hysan Place, 500 Hennessy Road, Causeway Bay, Hong Kong.

(21)     Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Strategic Partners Ltd. As such, SFM LLC has been granted investment advisory discretion over all portfolio investments held for the account of such entities. George Soros serves as Chairman of SFM LLC and may be deemed to beneficially own all of the shares held by Quantum Strategic Partners Ltd. The address of Quantum Strategic Partners Ltd. is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(22)     The common stock owned by MSD Owl Rock Investments, LLC (“MSD Owl Rock”) is comprised of 41,721,673 Class C Shares. The shares are held of record by MSD Owl Rock. MSD Private Capital Investments, L.P., a Delaware limited partnership, is the sole owner of MSD Owl Rock and may be deemed to beneficially own the securities beneficially owned by MSD Owl Rock. MSD Capital, L. P. (“MSD Capital”) is the investment manager of MSD Owl Rock and the general partner of MSD Private Capital Investments, L.P., and may be deemed to beneficially own the securities beneficially owned by MSD Owl Rock. MSD Capital Management, LLC (“MSD Capital Management”), is the general partner of MSD Capital, and may be deemed to beneficially own the securities beneficially owned by MSD Capital. Each of John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own the securities beneficially owned by MSD Capital Management. Michael S. Dell is the controlling member of MSD Capital Management and may be deemed to beneficially own securities beneficially owned by MSD Capital Management. Each of Messrs. Dell, Phelan and Lisker disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. The address of the principal business office of MSD Capital, L.P. is 645 Fifth Avenue, 21st Floor, New York, NY 10022.
(23)     Based solely upon information contained in the Schedule 13G jointly filed with the SEC on September 30, 2021 by Koch Industries, Inc. (“Koch Industries”) with respect to (i) 7,167,817 Class A Shares of Issuer held by Koch Financial Assets III, LLC (“KFA”) and (ii) 28,799,854 Class A Shares of Issuer held by Koch Companies Defined Benefit Master Trust (“Koch Pension”). Koch Industries may be deemed to beneficially own the Issuer securities beneficially owned by (i) KFA as a result of its 100% ownership of KFA and (ii) the Koch Pension because of the involvement of certain of Koch Industries’ employees on Koch Pension’s investment committee.
(24)     Based solely upon information contained in the Schedule 13G jointly filed with the SEC on February 11, 2022, by and on behalf of Capital International Investors (“CII”), a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). CII's divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” The address of the principal business office of CII is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(25)     Based solely upon information contained in the Schedule 13G jointly filed with the SEC on February 9, 2022, by and on behalf of The Vanguard Group. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(26)     Based solely upon information contained in the Schedule 13G jointly filed with the SEC on January 10, 2022, by and on behalf of Capital World Investors (“CWI”), a division of CRMC, as well as its investment management entities. CWI's divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address of the principal business office of CWI is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Investor Rights Agreement
At the Closing of the Business Combination, Blue Owl, Altimar Sponsor, the Altimar Founders, certain of the Owl Rock Equityholders and the Dyal Equityholders and certain other parties thereto entered into the Investor Rights Agreement.
The Investor Rights Agreement provided for an initial nine-person board of directors, consisting of (i) three individuals to be designated by the Owl Rock Principals, which initially include Doug Ostrover, Marc Lipschultz and one other individual to be designated by the Owl Rock Principals, (ii) two individuals designated by the Dyal Principals, which initially include Michael Rees and Sean Ward, (iii) one individual designated by Neuberger and (iv) three independent directors selected by a majority of the Key Individuals. The Oak Street Investor Rights Agreement (discussed below) expanded the board of directors to 10 members upon consummation of the Oak Street Acquisition. Neuberger has certain continued nomination rights for one director while they maintain in excess of certain ownership percentages, as determined in accordance with the Investor Rights Agreement, and the Owl Rock Principals and Dyal Principals have severally agreed on an individual basis with Blue Owl to take actions to approve such nominations. Blue Owl has qualified as, and has elected to be treated as, a controlled company within the meaning of the NYSE rules at the Closing, and has agreed to certain covenants in accordance therewith.
Pursuant to the Investor Rights Agreement, the Board has delegated day-to-day management of Blue Owl and its subsidiaries, subject to certain limitations (including as noted below), to an “Executive Committee” consisting initially of the Owl Rock Principals and Dyal Principals. Certain actions of the Executive Committee require the unanimous consent of the Key Individuals.
The Investor Rights Agreement provides that certain material actions of Blue Owl and/or its subsidiaries require approval of its Board, the Executive Committee and/or, until certain ownership thresholds are no longer maintained or (in some cases) an applicable time period has not expired, Neuberger.
The Investor Rights Agreement also provides Neuberger with certain preemptive rights with respect to future equity offerings by Blue Owl, Blue Owl Holdings, Blue Owl Carry and their subsidiaries, subject to certain exceptions, such as for equity issued as part of an underwritten public offering for cash or as acquisition consideration to unrelated third parties. Neuberger also has certain information rights and confidentiality obligations under the Investor Rights Agreement.
The parties to the Investor Rights Agreement have agreed (subject to exceptions for permitted transfers) to the following Lock-Up Periods: (i) in the case of Owl Rock Principals and Dyal Principals, 24 months from Closing; (ii) in the case of Altimar Sponsor and the Altimar Founders, 12 months from Closing; and (iii) in the case of all other parties thereto, six months from the Closing. Notwithstanding the foregoing, 40% of the equity issued to Owl Rock Feeder, which is attributable to a person other than the Owl Rock Principals, will be released from the lock-up six months from Closing. The Seller Earnout Shares and the Seller Earnout Units received by the parties thereto are also subject to lock-up until the later of the date the holder thereof is otherwise subject to a lock-up with respect to its other equity securities and the date such shares or units have vested, as described above.
Under the terms of the Investor Rights Agreement, Blue Owl, Blue Owl Holdings and Blue Owl Carry grant the Owl Rock Equityholders and the Dyal Equityholders certain customary demand, shelf and piggyback registration rights. Blue Owl also grants the Altimar Founders certain customary shelf and piggyback registration rights.
Oak Street Investor Rights Agreement
Effective upon the consummation of the Oak Street Acquisition pursuant to the terms of the Oak Street Acquisition Agreement, Blue Owl, Blue Owl GP, Blue Owl Holdings LP, Blue Owl Carry LP, each of Douglas Ostrover, Marc Lipschultz and Michael Rees (the “Key Individuals”) and Marc Zahr entered into an Investor Rights Agreement (the “Oak Street Investor Rights Agreement”). The Oak Street Investor Rights Agreement provides, among other things, that Blue Owl, each of the Key Individuals and Marc Zahr shall take all Necessary Action (as defined under the Oak Street Investor Rights Agreement) to elect Marc Zahr as a member of the Board and executive committee of Blue Owl, and Mr. Zahr will enter into a contractual lock-up with respect to Blue Owl common stock or Common Units held by Mr. Zahr and his affiliated entities.

Oak Street Registration Rights Agreement
Upon consummation of the Oak Street Acquisition, pursuant to the Oak Street Acquisition Agreement, Blue Owl, the holders party thereto, including Mr. Zahr and Augustus, entered into a Registration Rights Agreement (the “Oak Street Registration Rights Agreement”), that provides each of the holder parties, including Mr. Zahr and Augustus, with certain registration rights. The Oak Street Registration Rights Agreement will, among other things, require Blue Owl to use its reasonable best efforts to file a resale shelf registration statement in the future registering each Holder’s (as defined under Registration Rights Agreement) resale of the shares of Blue Owl’s common stock and will provide each Holder with certain customary piggyback registration rights with respect to such shares of common stock, subject to the limitations set forth therein.
Exchange Agreement
At the Closing of the Business Combination, Blue Owl GP, Blue Owl Holdings, Blue Owl Carry, Blue Owl and the holders of Common Units entered into the Exchange Agreement. The Exchange Agreement provides that such holders, subject to any applicable transfer restrictions (including restrictions on Seller Earnout Securities and applicable Lock-Up Periods), may (subject to the terms of the Exchange Agreement) exchange an equal number of Common Units and cancel an equal number of Class C Shares or Class D Shares, as applicable, for an equal number of Class A Shares or Class B Shares, as applicable, or cash. Under certain circumstances, an exchange committee to be established by Blue Owl GP may elect on behalf of Blue Owl Holdings and Blue Owl Carry to pay holders of Common Units a cash payment in lieu of delivery of Class A Shares or Class B Shares described in the foregoing sentence, with such cash payment equal to the five-day volume weighted average price of Class A Shares immediately prior to the applicable exchange date. A holder must exchange at least 10,000 Common Units in each Exchange, unless such holder owns a lesser amount of such units and is exchanging all of the Common Units held by them at such time.
The Exchange Agreement contains restrictions on the timing and amount of Exchanges of the Common Units that are intended to prevent either of the Blue Owl Operating Partnerships from being treated as a “publicly traded partnership” for U.S. federal income tax purposes; such restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that neither of the Blue Owl Operating Partnerships is treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Tax Receivable Agreement
The Blue Owl Operating Partnerships have made an election under Section 754 of the Code for the taxable year in which the Business Combination occurs, and such election will remain in effect for any future taxable year in which an exchange of Common Units for Class A and Class B Shares (or cash) under the Exchange Agreement occurs. Such elections have resulted in increases to the tax basis of the assets of the Blue Owl Operating Partnerships at the time of the Business Combination transactions and are expected to result in such increases for any future exchange of Common Units for Class A and Class B Shares (or cash) under the Exchange Agreement. Additionally, we have acquired from certain of the Owl Rock Equityholders certain corporations formed to hold interests in Owl Rock and are therefore entitled to utilize certain tax attributes of such corporations and are also entitled to utilize other tax attributes of the Blue Owl Operating Partnerships as a result of the Business Combination. Such increases in the tax basis of the tangible and intangible assets of the Blue Owl Operating Partnerships, as well as these other tax attributes, have reduced the amount of tax that Blue Owl or Blue Owl GP would otherwise be required to pay in the future. Such increases in tax basis and other tax attributes have also decreased gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax attributes, and associated increased deductions, and a court could sustain such a challenge.
At the Closing of the Business Combination, we entered into the Tax Receivable Agreement with the Owl Rock Equityholders and Dyal Equityholders (the “TRA Recipients”) that provides for the payment by Blue Owl GP to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and non-U.S. income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis, existing tax attributes, and certain other tax benefits related to our entering into the Tax Receivable Agreement, as described above. This payment obligation is the obligation of Blue Owl GP and not the obligation of the Blue Owl Operating Partnerships. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes. For purposes of the Tax Receivable Agreement, the cash tax savings have been computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the exchanges and no other existing tax attributes (as described above) and had we not entered into the Tax Receivable Agreement (calculated by making certain assumptions).
The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement (as described in more detail below), there is a change of control (as described in more detail below) or we breach any of our material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of the Blue Owl Operating Partnerships, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:
•the timing of exchanges of Common Units for our Class A and Class B Shares (or cash) under the Exchange Agreement—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the relevant Common Units at the time of each exchange;
•the price of our Class A Shares and Class B Shares at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets or other tax attributes, is proportional to the price of our Class A Shares and Class B Shares at the time of the exchange;
•the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, an increase in the tax basis of the assets of the Blue Owl Operating Partnerships (and thus increased deductions) may not be available as a result of such exchange; and
•the amount and timing of our income—we will be required to pay 85% of the cash tax savings, if any, as and when realized.
If we do not have taxable income (determined without regard to the tax basis and other tax attributes that are subject to the Tax Receivable Agreement), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.
Future payments under the Tax Receivable Agreement in respect of subsequent exchanges of Common Units for our Class A and Class B Shares (or cash) under the Exchange Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by the Blue Owl Operating Partnerships are not sufficient to permit the Blue Owl GP to make payments under the Tax Receivable Agreement after it has paid taxes. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Blue Owl Operating Partnerships.
In addition, the Tax Receivable Agreement provides that upon a change of control, our obligations under the Tax Receivable Agreement would be accelerated as if we had exercised our early termination right based on certain assumptions, (as described below) including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.
Furthermore, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (1) that any Common Units that have not been exchanged are deemed exchanged for the market value of our Class A and Class B Shares and the amount of cash that would have been transferred if the exchange had occurred at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.
As a result of the change in control provisions and the early termination right, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement are based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of the Blue Owl Operating Partnerships that would otherwise be subject to the Tax Receivable Agreement, we will not be reimbursed for any payments previously made under the Tax Receivable Agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax savings.
Blue Owl Limited Partnership Agreements
In connection with the Closing of the Business Combination, Blue Owl Holdings and Blue Owl Carry each entered into their respective Blue Owl Limited Partnership Agreements, which, among other things, permit the issuance and ownership of Blue Owl Holdings Common Units and Blue Owl Carry Common Units as contemplated to be issued and owned upon the consummation of the Business Combination, admit Blue Owl GP as the general partner of Blue Owl Holdings and Blue Owl Carry, and otherwise amend and restate the rights and preferences of the Blue Owl Holdings Common Units and the Blue Owl Carry Common Units set forth therein. A portion of the Common Units consist of Seller Earnout Units, as further described herein.
Subject to certain limitations, Blue Owl GP, as the general partner of each of the Blue Owl Operating Partnerships, will have the sole authority to manage the Blue Owl Operating Partnerships in accordance with the Blue Owl Limited Partnership Agreements and applicable law, provided that (i) such authority is subject to the consent rights of Neuberger described below and (ii) Blue Owl GP is not permitted to override the rights or protections of Blue Owl, its governing bodies and its shareholders pursuant to our certificate of incorporation, the Investor Rights Agreement or any agreement binding on Blue Owl.
Each of the Blue Owl Operating Partnerships has an identical number of Common Units outstanding which are held, in each such entity and in the same proportion, by the same persons. Further, subject to certain exceptions and limitations, the Blue Owl Limited Partnership Agreements permit the applicable Blue Owl Operating Partnership, Blue Owl GP and Blue Owl to undertake all actions necessary to maintain the one-to-one ratios between (i) the number of units in each of the applicable Blue Owl Operating Partnerships held by Blue Owl GP and the number of Class A Shares and Class B Shares issued and outstanding and (ii) the number of Blue Owl Holdings Common Units, the number of Blue Owl Carry Common Units and the number of Class C Shares or Class D Shares, as applicable, held by any person.
Pursuant to the Blue Owl Limited Partnership Agreements, except with respect to “tax distributions” described below, Blue Owl GP has the right to determine when distributions will be made to the partners of the Blue Owl Operating Partnerships (including to Blue Owl GP, with respect to its economic general partner interest in the Blue Owl Operating Partnerships) and the amount of any such distributions, provided that (i) any such distribution is made to all of the partners pro rata in accordance with their respective ownership of Common Units and (ii) any distribution (other than a “tax distribution” described below) otherwise payable with respect to a Seller Earnout Unit for which a Triggering Event has not yet occurred will be held back and reserved by the applicable Blue Owl Operating Partnership.

If a Triggering Event occurs with respect to a Seller Earnout Unit with an amount reserved pursuant to the preceding sentence, such reserved amount will be paid to the holder of such Seller Earnout Unit. If a Triggering Event has not occurred with respect to a Seller Earnout Unit prior to the fifth anniversary of the Closing, then (i) the cumulative amount of distributions reserved for such Seller Earnout Unit (if any) will be released back to the applicable Blue Owl Operating Partnership and (ii) such Seller Earnout Unit will be forfeited and cancelled for no consideration.
The Blue Owl Limited Partnership Agreements provide for mandatory “tax distributions” to the partners of the Blue Owl Operating Partnerships if the taxable income of the relevant Blue Owl Operating Partnership gives rise to taxable income for its partners. Generally, these tax distributions are computed based on an estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate, equal to the highest combined maximum marginal U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York.
The Common Units are subject to a post-Closing Lock-Up Period during which such units cannot be transferred (including by way of Exchange), other than to certain permitted transferees under certain conditions. The Lock-Up Period for Common Units held by the Owl Rock Principals and the Dyal Principals ends on the 24 month anniversary of the Closing (or until a Triggering Event occurs, if later, in the case of Seller Earnout Units). Subject to the aforementioned restrictions during the applicable Lock-Up Period, the Common Units may be exchanged by the holder for Class A Shares or Class B Shares, as described under the subsection entitled “Exchange Agreement” above.
The Blue Owl Limited Partnership Agreements also provide Neuberger with the same rights it has under the Investor Rights Agreement with respect to Blue Owl and its subsidiaries, including preemptive rights on certain future equity issuances, consent rights on certain material matters and the right to receive information with respect to the Blue Owl Operating Partnerships, as is more fully described under the subsection entitled “Investor Rights Agreement” above.
On October 22, 2021, we amended the 2021 Omnibus Plan and the Blue Owl Limited Partnership Agreements (as amended, the “Second Amended and Restated Blue Owl Limited Partnership Agreements”) of the Blue Owl Partnerships to increase the share limit under the 2021 Omnibus Plan and to allow for the issuance, from time to time of certain Incentive Units to Blue Owl MV, a vehicle formed for the benefit of certain management employees of Blue Owl, by Blue Owl Carry and Blue Owl Holdings, which Incentive Units issuances would be in addition to the issuance of certain Restricted Stock Units (“RSUs” and, together with the Incentive Units, the “Awards”). The Incentive Units entitle the recipient to receive, through Blue Owl MV, distributions from either Blue Owl Holdings or Blue Owl Carry in accordance with the terms of, and subject to any restrictions contained in, the applicable limited partnership agreement for each of Blue Owl Carry, Blue Owl Holdings and Blue Owl MV, and will be counted against the share limit under the Plan on a 1.25:1.00 basis.
In addition to any awards that it may grant on an ongoing basis, Blue Owl expects to make grants pursuant to the 2021 Omnibus Plan under annual or year-end incentive programs, including grants of Incentive Units and / or RSUs pursuant to the 2021 Omnibus Plan to its executive officers on an annual basis on or around December or January of each year, including certain of its NEOs. Any Incentive Units or RSUs granted by Blue Owl under such programs will be subject to time vesting, and if the recipient’s employment or service is terminated by Blue Owl without cause or due to death or disability, the plan administrator has discretion to accelerate and vest any unvested Incentive Units or RSUs, as applicable, upon such termination, and, upon any other termination, any unvested Incentive Units or RSUs, as applicable, will be immediately terminated and forfeited for no consideration. Upon a Change in Control (as defined in the 2021 Omnibus Plan), the vesting of all or a portion of any unvested Incentive Units may be accelerated in the discretion of the plan administrator and the treatment of any unvested RSUs will be determined in accordance with the terms of the 2021 Omnibus Plan. Awards under such programs will vest over three to five years, subject to continued employment by, or service to, Blue Owl on each applicable vesting date. The Incentive Units will be settled by delivery of an equal number of Common Units of the Blue Owl Partnerships and either Class C or Class D Shares of Blue Owl, as applicable, upon the vesting and liquidation of such Incentive Units, and the RSUs will be settled by delivery of an equal number of Class A Shares of Blue Owl. The Incentive Units or RSUs will be subject to other conditions set forth in the award agreement, such as, for the Incentive Units, specified minimum ownership terms and, for both Incentive Units and RSUs, compliance with the recipient’s applicable restrictive covenant obligations.

Dyal Fund IV’s Investment in Owl Rock
Prior to the Business Combination, Dyal Fund IV owned a 20% interest in Owl Rock and continues to own Blue Owl interests issued in respect of such interests. One of Blue Owl’s controlled affiliates is the investment adviser to Dyal Fund IV. The management fees payable by Dyal Fund IV to the Blue Owl-controlled adviser were established as part of the offering of interests in Dyal Fund IV to its investors, and the calculation of such fees is not being modified because Blue Owl is both an investment of, and the adviser, to Dyal Fund IV.
Neuberger Berman, certain employees of Dyal and of Neuberger Berman and certain investors in Blue Owl are entitled to receive distributions of carried interest attributable to Dyal Fund IV. Such carried interest distributions may include profits generated by the performance of Blue Owl. As Blue Owl does not own carried interest in respect of Dyal Fund IV, Blue Owl will not be entitled to receive any distributions of carried interest attributable to Dyal Fund IV.
Investments by Related Parties in our Funds
As of December 31, 2021, our assets under management include approximately $1.9 billion related to executives and other employees and approximately $1.0 billion related to other related parties. A portion of these assets under management relate to accrued carried interests, as well as investments that are not charged fees.
Family Relationships
Dyal has certain employees who are related to our executive officers. In 2020, the founder and head of Dyal had a related party employed by Dyal who earned total compensation above $120,000. The employee’s compensation and benefits are consistent with total compensation and benefits provided to other employees of the same level with similar responsibilities.
Transition Services Agreement between Blue Owl and Neuberger Berman
At the Closing of the Business Combination, Blue Owl entered into a Transition Services Agreement with Neuberger (the “Transition Services Agreement”), pursuant to which Neuberger has agreed to provide certain transition services, including, among other things, the sublease of Dyal office space at 1290 Avenue of the Americas, New York, New York. Blue Owl will reimburse Neuberger for certain third party expenses incurred by Neuberger in connection with providing the transition services.
Use of Private Aircraft
Blue Owl may make use of aircraft owned by its related parties for business purposes in the ordinary course of its operations and in accordance with any applicable travel policy. Blue Owl will reimburse such related parties for this use based on current market rates which will generally be determined based on a comparable quote from a third-party charter company. The reimbursement may be recovered from a Blue Owl fund to the extent such reimbursement is eligible under such fund’s agreements and in accordance with applicable policies and procedures. Blue Owl will not bear any operating, personnel or maintenance costs associated with the aircraft. Personal use of the aircraft will not be charged to Blue Owl. The Company recorded expenses for aircraft reimbursements of $0.6 million for the year ended December 31, 2021.
Related Person Transaction Policy
Blue Owl’s Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which Blue Owl or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 in any fiscal year, and in which any related person had, has or will have a direct or indirect material interest. In the future, our executive officers, other employees and directors may make similar investments in our products in the ordinary course.

A “Related Person” means:
•any person who is, or was (since the beginning of the last fiscal year for which Blue Owl has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role), one of Blue Owl’s executive officers or a member, or nominee for director, of the Blue Owl Board;
•any person who is known by Blue Owl to be the beneficial owner of more than five percent (5%) of our voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock;
•any entity in which any of the foregoing persons serves as an executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any positions other than that of a limited partner;
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person, or together with any of the foregoing persons, has a 10 percent (10%) or greater beneficial ownership interest; or
•an entity at which any of the foregoing persons above is employed if (a) the person is directly involved in the negotiation of the Related Party Transaction or will have or share primary responsibility at such entity for the performance of the Related Party Transaction or (b) the person’s compensation from the entity is directly tied to the Related Party Transaction.
Blue Owl has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. For example, Blue Owl has a Code of Business Conduct and Ethics that generally prohibits officers or directors of Blue Owl from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of Blue Owl. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee will be required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).
Indemnification
Upon the consummation of the Business Combination, we entered into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our bylaws.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has the responsibility to approve the appointment of and compensation of the Company’s independent accounting firm that audits the Company’s financial statements. The audit committee has approved the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company for the year ending December 31, 2022.
Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our shareholders’ best interests.
KPMG has advised the Company that neither the firm nor any present member or associate of it has any financial interest, direct or indirect, in the Company or its affiliates.
The Company expects that a representative of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.
The Company engaged KPMG to act as its independent registered public accounting firm for fiscal year 2021.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth the aggregate fees for professional service provided by our independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2021 and 2020. For the year ended December 31, 2020, the amounts presented for the Company relate to the audit of Owl Rock, our predecessor for accounting and reporting purposes, and the funds managed by Owl Rock. For the year ended December 31, 2021, the amounts presented for the Company related to the audit of Blue Owl, which includes Owl Rock and Dyal Capital, as well as the funds managed by Owl Rock and Dyal Capital.

	For the Year Ended December 31,
	2021		2020
	The Company	Funds	The Company	Funds

Audit fees(1)	$4,552,650	$8,619,643	$2,102,385	$2,857,500
Audit-related fees(2)	—	620,159	902,000	—
Tax fees(3)	150,800	727,279	—	249,400
Total	$4,703,450	$9,967,081	$3,004,385	$3,106,900
(1)    Audit fees consisted of fees for services related to the annual audits of our consolidated and combined financial statements, reviews of our interim consolidated and combined financial statements, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements.
(2)    Audit-related fees consisted of fees related to financial due diligence services, attestation services and services performed to enhance our readiness in becoming a public company.
(3)    Tax fees consisted of fees related to tax compliance and tax advisory services.
In accordance with our Corporate Governance Guidelines, the audit committee has the responsibility to approve the appointment of and compensation of KPMG. All services reported for the Company in the audit fees, audit-related fees and tax fees above were approved by the audit committee. KPMG performed the services for the Funds reported above for the years ended December 31, 2021 and 2020, of which the audit committee was aware of and considered when determining the independence of KPMG.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT
The audit committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Governance page of our Investor Relations website located at ir.blueowl.com. The Board has determined that each of Ms. Holz, Polley and Weeks is independent as independence is defined under the applicable section of the NYSE rules, and that each of Ms. Holz, Polley and Weeks is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that Ms. Holz qualifies as an “audit committee financial expert.”
The primary purposes of the audit committee are to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related person transactions.
As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, KPMG LLP, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing KPMG LLP and the lead audit partner, the audit committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of KPMG LLP’s performance, the technical capabilities of the engagement teams, external data concerning KPMG LLP’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”) and the engagement teams’ understanding of our Company’s business. The audit committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022.
The audit committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and KPMG LLP with respect to our audited year-end financial statements.
Further, the audit committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications With Audit Committees, received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the auditors’ independence. In determining KPMG LLP’s independence, the audit committee considered, among other things, whether KPMG LLP’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The audit committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from KPMG LLP, the audit committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
The audit committee
Claudia Holz (Chairperson)
Stacy Polley
Dana Weeks

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2021
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our shareholders the opportunity to cast a non-binding advisory vote to approve the compensation of the NEOs for our 2021 fiscal year. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs.
As described in the “Executive Compensation” section of these proxy materials, the primary objectives of our executive compensation program are to: (1) establish a clear relationship between performance and compensation, (2) align the interests of our NEOs and other key employees with our fund investors and shareholders to maximize value and (3) provide competitive incentive compensation opportunities, with an appropriate balance between short-term and long-term incentives. The foregoing objectives are applicable to the compensation of our NEOs. We urge our shareholders to review the Compensation Discussion and Analysis section above and the compensation tables and narrative discussion included therein for more information.
We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the NEOs. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the NEOs with the long-term interests of our shareholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company's NEOs for the 2021 fiscal year, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Board values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our NEOs. Furthermore, shareholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Corporate Governance and Other Board Information –Communications to the Board of Directors” above for information about communicating with the Board.
The affirmative vote of the holders of a majority of the votes cast by our shareholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE 2021 FISCAL YEAR, AS DISCLOSED IN THESE PROXY MATERIALS.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
In accordance with the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are seeking the input of our shareholders on the frequency with which we will hold a non-binding, advisory vote by our shareholders to approve the compensation of our NEOs (commonly known as a “say-on-frequency” vote). In voting on this Proposal 4, shareholders are provided with four choices: shareholders may indicate their preference as to whether the advisory vote to approve the compensation of the NEOs should occur once every three years, once every two years, once every year or shareholders may abstain from making a recommendation.
After careful consideration, it is the opinion of the Board that an advisory shareholder vote once every three years on the compensation of our NEOs is the most appropriate option for us. An advisory vote once every three years provides shareholders the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote. Our Board believes an annual advisory vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective. An advisory vote once every three years encourages a longer-term view of compensation by our shareholders by allowing them to evaluate three years of compensation history and business results.
While the Board has determined that the say-on-frequency vote shall be held once every three years, shareholders are voting to approve or disapprove of the Board’s determination. Rather, shareholders are being provided with the opportunity to cast an advisory vote on this Proposal 4. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our shareholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve named executive compensation. Approval of the frequency of the vote on named executive compensation requires the favorable vote of a majority of the votes cast. To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every three years, once every two years or once every year) to be the resulting recommendation, on a non-binding advisory basis, of our shareholders.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS; TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY THREE YEARS.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE 2022 ANNUAL MEETING
Shareholders may present proper nominations of candidates for director or other proposals for inclusion in the Company’s proxy statement and proxy card for consideration at the 2023 Annual Meeting of Shareholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a-8(e) of the Exchange Act, applicable state law and the Organizational Documents.
Deadlines for Submitting Shareholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card
To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for a regularly scheduled annual meeting, a shareholder’s proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to shareholders for the previous year’s annual meeting. Accordingly, a shareholder’s proposal must be received no later than December 22, 2022 in order to be included in the Company’s proxy statement and proxy card for the 2023 Annual Meeting.
Deadlines for Submitting Notice of Shareholder Proposals for Consideration at the Company’s Annual Meeting
In order to timely submit notice of a shareholder’s nomination of a candidate for director or other proposal for consideration at the 2023 Annual Meeting, under our Bylaws, the shareholder must deliver such proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the shareholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, a shareholder’s nomination of a candidate for director or other proposal must be received no earlier than December 22, 2022 and no later than the close of business on January 21, 2023 in order to be considered at the 2023 Annual Meeting. In order to be considered timely, such notice shall be delivered to the Secretary at the principal executive office of the Company and shall set forth all information required under Section 2.12 of Article II of our Bylaws.

ANNUAL REPORT AVAILABLE
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 containing audited financial statements accompanies this proxy statement.
Along with this proxy statement, the Company will provide to each shareholder a copy (without exhibits, unless otherwise requested) of its Annual Report on Form 10-K required to be filed with the SEC for the year ended December 31, 2021, free of charge upon written or oral request to the Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 38th Floor, New York, NY 10022, Telephone: (212) 419-3000. Copies of these documents may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year a number of brokers with account holders who are the Company’s shareholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to the Company’s Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 38th Floor, New York, NY 10022, Telephone: (212) 419-3000. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Shareholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 10, 2022: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.proxyvote.com.

COST OF PROXY STATEMENT
We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

OTHER MATTERS
Interest of Certain Persons in Matters to be Acted Upon
Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting.
Other Matters to be Presented for Action at the Meeting
The Board is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.
You are cordially invited to attend the Annual Meeting electronically at www.virtualshareholdermeeting.com/OWL2022. Whether or not you plan to attend the Annual Meeting, you are requested to promptly fill out, sign, date and mail the enclosed proxy card or authorize your proxy by telephone or through the Internet as soon as possible. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2022, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
By Order of the Board of Directors,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board
New York, New York
April 21, 2022

BLUE OWL

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

During The Meeting - Go to **www.virtualshareholdermeeting.com/OWL2022**

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2022. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D82153-P72090

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLUE OWL CAPITAL INC.

The Board of Directors recommends you vote FOR each of the director nominees in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Craig W. Packer	☐	☐	☐
1b. Sean Ward	☐	☐	☐
1c. Dana Weeks	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:	**For**	**Against**	**Abstain**
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2022 fiscal year.	☐	☐	☐
3. Approval, by non-binding advisory vote, the compensation paid to our named executive officers for our 2021 fiscal year.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on Proposal 4:	**3 Years**	**2 Years**	**1 Year**	**Abstain**
4. To recommend, on a non-binding advisory basis, the frequency of future advisory votes to approve, on a non-binding advisory basis, the compensation paid to our named executive officers.	☐	☐	☐	☐

Note: The proxies are authorized to vote and otherwise represent the Shareholder(s) on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2021 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

D82154-P72090

BLUE OWL CAPITAL INC.
Annual Meeting of Shareholders
June 10, 2022 11:00 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Alan Kirshenbaum and Neena Reddy, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Class A Shares, Class C Shares, and Class D Shares of BLUE OWL CAPITAL INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held by live audio webcast at 11:00 AM, ET on June 10, 2022, at www.virtualshareholdermeeting.com/OWL2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Your vote is important. Please vote immediately.

Continued and to be signed on reverse side